                                                            Exhibit 10.14

   ----------------------------------------------------------------------




                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG


                                AMERIPATH, INC.,


                     GULF COAST PATHOLOGY ASSOCIATES, INC.
                                     F/K/A
                       FERNANDEZ & KALEMERIS, M.D., P.A.,


                            RICHARD FERNANDEZ, M.D.,

                                      AND

                             GEORGE KALEMERIS, M.D.





                          DATED AS OF OCTOBER 31, 1996




   ----------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                                 PAGE NO.
                                                                                                                 --------
                                                        ARTICLE I

                                                PURCHASE OF CAPITAL STOCK

1.1      Purchase and Sale of Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
1.2      The Contingent Notes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
1.3      Contingent Issuance of AmeriPath Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8


                                                        ARTICLE II

                               REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND GULF COAST

2.1      Corporate Organization, Qualification, etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.2      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.3      Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.4      Corporate Record Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.5      Title to Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.6      Options and Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
2.7      Authorization, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.8      No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.9      Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
2.10     Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
2.11     Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
2.12     Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
2.13     True and Complete Copies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.14     Title and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.15     Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
2.16     Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
2.17     Compliance with Law and Applicable Government Regulations  . . . . . . . . . . . . . . . . . . . . . . . . .  19
2.18     ERISA and Related Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
2.19     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
2.20     Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
2.21     Dealings with Affiliates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
2.22     Banking Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
2.23     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
2.24     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
2.25     Investment Representations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
2.26     Accounts Receivable; Inventories . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
2.27     Brokerage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
2.28     Improper and Other Payments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26

2.29     Participation in Audits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
2.30     Health Care Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
2.31     Financial Condition at Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
2.32     Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28


                                                       ARTICLE III

                                     REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1      Corporate Organization, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
3.2      Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
3.3      Authorization, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
3.4      No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
3.5      Governmental Authorities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
3.6      Issuance of AmeriPath Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
3.7      Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30


                                                        ARTICLE IV

                                                 COVENANTS OF THE SELLERS

4.1      Regular Course of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
4.2      Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.3      Capital Changes; Pledges . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.4      Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.5      Capital and Other Expenditures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.6      Cash and Cash Equivalents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.7      Borrowing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.8      Other Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.9      Amendments to Charter  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
4.10     Interim Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
4.11     Full Access and Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
4.12     Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
4.13     Breach of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
4.14     Fulfillment of Conditions Precedent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32


                                                        ARTICLE V

                                                COVENANTS OF THE PURCHASER

5.1      Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
5.2      Full Access and Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33

                                                        ARTICLE VI

                                                     OTHER AGREEMENTS

6.1      Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.2      Agreement to Defend  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.3      Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.4      No Solicitation or Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
6.5      No Termination of Sellers' Obligations by Subsequent Incapacity, Etc.  . . . . . . . . . . . . . . . . . . .  34
6.6      Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
6.7      Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
6.8      Deliveries After Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
6.9      Non-Competition Covenant . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
6.10     Non-disclosure; Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
6.11     Rule 144 Best Efforts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
6.12     Collected Accounts Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38


                                                       ARTICLE VII

                                      CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

7.1      Representations and Warranties; Covenants and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . .  39
7.2      No Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
7.3      Third Party Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
7.4      Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
7.5      No Material Adverse Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
7.6      Opinion of Sellers' Counsel  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
7.7      Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
7.8      Delivery of Gulf Coast Share Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
7.9      Shareholders' Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
7.10     Subordination Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
7.11     Gulf Coast Charter Amendments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
7.12     Satisfaction of Indebtedness; Creditor Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
7.13     Vehicles and Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41


                                                       ARTICLE VIII

                                       CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

8.1      Representations and Warranties; Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
8.2      No Injunction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
8.3      Purchase Consideration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
8.4      Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41

                                                        ARTICLE IX

                                                         CLOSING

9.1      Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
9.2      Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42


                                                        ARTICLE X

                                               TERMINATION AND ABANDONMENT

10.1     Methods of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
10.2     Procedure Upon Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43


                                                        ARTICLE XI

                                            SURVIVAL OF TERMS; INDEMNIFICATION

11.1     Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
11.2     Indemnification by the Sellers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
11.3     Indemnification by the Purchaser . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
11.4     Third-Party Claims . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
11.5     Deductible . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47


                                                       ARTICLE XII

                                                 MISCELLANEOUS PROVISIONS

12.1     Amendment and Modification . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
12.2     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
12.3     Certain Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
12.4     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
12.5     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
12.6     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
12.7     Consent to Jurisdiction; Service of Process  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
12.8     Injunctive Relief  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
12.9     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
12.10    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
12.11    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
12.12    Delays or Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
12.13    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
12.14    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
12.15    Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52

                                   SCHEDULES

1.1         Consideration
1.3         Stock Rights
2.1         Jurisdictions of Qualification
2.9(a)      Additional Liabilities
2.9(b)      Liabilities covered by Insurance
2.9(c)      Accounts Payable
2.11        Distributions
2.12        Contracts
2.14        Real Property
2.16        Tax Matters
2.17(a)     Permits and Licenses
2.17(b)     Jurisdictions Licensed to Provide Health Care
2.18        ERISA, Benefit Plans and Other Matters
2.19        Intellectual Property
2.19(d)     Software
2.20        Environmental Matters
2.21        Affiliated Transactions
2.22        Banking Arrangements
2.23        Insurance
2.24        Consents
2.26        Accounts Receivable
2.28        Improper Payments
2.29        Participation in Audits
2.30(a)     Fraud and Abuse
2.30(b)     Third-Party Payors
2.30(c)     Medicare and Medicaid Compliance
2.30(d)     Rate Limitations and Rates
3.2         Subsidiaries of AmeriPath
7.3         Third Party Consents
7.4         Regulatory Approvals
7.12        Creditor Consents
7.13        Vehicles and Personal Property

                                    EXHIBITS

1.2         Form of 7% Non-Negotiable Subordinated Contingent Promissory Note
2.1         Gulf Coast's Articles of Incorporation, as amended, and By-laws
2.9         Gulf Coast Financial Statements
3.7         AmeriPath Financial Statements
6.6         Form of Employment Agreement
7.6         Opinion of Seller's Counsel
7.10        Subordination Agreement

                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the " Agreement") is dated as of October__, 1996, by and among AMERIPATH, INC., a Delaware corporation, or its permitted assigns ("AmeriPath" or the "Purchaser"), GULF COAST PATHOLOGY ASSOCIATES, INC., a Florida corporation f/k/a FERNANDEZ & KALEMERIS, M.D., P.A. ("Gulf Coast"), and all of the shareholders of Gulf Coast (set forth on Schedule
1.1 hereto) who together hold two thousand (2,000) shares, par value $1.00 per share, of Gulf Coast (each shareholder shall be referred to herein as the "Seller" and collectively, the "Sellers").

         WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock of Gulf Coast; Gulf Coast, although presently organized as a professional service corporation under Chapter 621 of the Florida Statutes, will, immediately prior to the closing of the transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein, convert itself to a regular business corporation organized under Chapter 607 of the Florida Statutes;

         WHEREAS, AmeriPath desires to purchase and acquire from the Sellers, and the Sellers desire to sell, transfer and deliver to AmeriPath, all of the issued and outstanding shares of capital stock of Gulf Coast, upon the terms and subject to the conditions set forth herein;

         WHEREAS, although the parties hereto have agreed as to the minimum value of Gulf Coast, they are not able to agree as to the total value of Gulf Coast, and thus the parties hereto have agreed to certain additional contingent purchase price consideration based upon the results of operations of Gulf Coast as more fully set forth herein; and

         WHEREAS, following the closing of the transactions contemplated by this Agreement, (i) Gulf Coast shall be and become a wholly-owned subsidiary of AmeriPath, and (ii) such wholly-owned subsidiary shall be merged with and into another wholly-owned subsidiary of AmeriPath, AmeriPath Florida, Inc. ("AmeriPath Florida"), with AmeriPath Florida surviving such merger.

         NOW, THEREFORE, for and in consideration of the mutual benefits to be derived hereby and the premises, representations, warranties, covenants and agreements herein contained, AmeriPath, the Sellers and Gulf Coast hereby agree, intending to be legally bound, as follows:

                                   ARTICLE I

                           PURCHASE OF CAPITAL STOCK

         1.1     Purchase and Sale of Capital Stock.

                 (a) Subject to the terms and conditions of this Agreement, the Sellers agree to sell, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase, acquire and accept delivery from the Sellers, all of the issued and outstanding capital stock of Gulf Coast (the "Gulf Coast Shares") owned or held by such Seller, which number of Gulf Coast Shares to be sold and purchased hereunder is set forth opposite each such Seller's name on Schedule 1.1 attached hereto.

                 (b) Upon the sale, transfer and delivery to the Purchaser by the Sellers of the Gulf Coast Shares at the Closing (as such term is defined in Section 9.1 hereof), and in consideration therefor, AmeriPath shall deliver to the Sellers the following consideration in the aggregate (which aggregate consideration shall be divided between the Sellers in the amounts and as indicated on Schedule 1.1 attached hereto) (the "Purchase Price"):

                          (i) EIGHT MILLION FIVE HUNDRED THOUSAND DOLLARS ($8,500,000.00), by cashier's check or by wire transfer;

                          (ii) Certificates evidencing 200,000 shares of Common Stock, par value $.01 per share, of AmeriPath (the "AmeriPath Stock");

                          (iii) Two (2) 7% Non-Negotiable Subordinated Contingent Promissory Notes, in the form attached hereto as
                 Exhibit 1.2 (the "Contingent Notes"), in the aggregate maximum principal amount of SIX MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($6,750,000.00) ($3,375,000.00 for each Seller), the issuance and certain terms and conditions of which Contingent Notes are set forth in Section 1.2 below; and

                          (iv) Up to 450,000 shares of AmeriPath Stock, issuable over five years subject to the satisfaction of certain contingencies, subject to and in accordance with
                 Section 1.3 hereof.

                 (c) Additional Purchase Price. The parties hereto agree to increase the Purchase Price by the amount by which the Closing Date Receivables (as defined in Section 6.12) which are collected by the Purchaser (the "Collected Receivables") exceed $960,000. Such amount shall be additional Purchase Price and shall be paid to the Sellers pro rata.

                 (d) Documentary Stamp Taxes. The Purchaser hereby acknowledges that it is its belief that Florida law does not require the payment of documentary stamp taxes in connection with the execution and delivery of the Contingent Notes due to the contingent nature of the obligation. Notwithstanding the foregoing, the Purchaser agrees to pay any and all such documentary stamp taxes, or other similar taxes, if any, that may become due or payable in connection with the execution and delivery of the Contingent Notes or this Agreement, and the Purchaser agrees to indemnify and hold harmless the Sellers and Gulf Coast from and against any and all such taxes. The Purchaser shall also be responsible for and shall pay all Florida documentary stamp taxes due and payable and required to be affixed with respect to the contingent issuance of AmeriPath Stock.

         1.2     The Contingent Notes.

                 (a) Principal Amounts; Issuance. The aggregate maximum principal amount of the Contingent Notes to be issued and delivered by the Purchaser to the Sellers pursuant to Section 1.1(b)(iii) hereof at the Closing shall be SIX MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($6,750,000.00) ($3,375,000.00) for each Seller). At the Closing, the
         Purchaser shall deliver to each Seller a Contingent Note, due on December 31, 2001, which Contingent Notes shall be in the form of
         Exhibit 1.2 hereto. The Contingent Notes shall be due and payable in the applicable principal amount specified in or calculated pursuant to the Contingent Notes and the Annexes to such Contingent Notes (the " Appropriate Principal Amount") corresponding to a target range of Operating Earnings (as defined below) or Cumulative Operating Earnings (as defined below), as the case may be, specified in the Contingent Notes and the Annexes thereto, with respect to each of the five periods ending September 30, 1997 through September 30, 2001, if, and only if, (i) with respect to the twelve months ending September 30, 1997, Operating Earnings for such year equal or exceed the specified minimum target amount of $2,450,000.00 (the "Year-1 Minimum Target") or, (ii) with respect to the 24 month period ending September 30, 1998, the 36 month period ending September 30, 1999, the 48 month period ending September 30, 2000 and the 60 month period ending September 30, 2001, Cumulative Operating Earnings for such periods equal or exceed $4,900,000.00, $7,350,000.00, $9,800,000.00 and
         $12,250,000.00, respectively (together with the Year-1 Minimum Target, as relevant to the applicable period, the "Minimum Targets"). In the event that AmeriPath elects to sell or terminate one or more of the clinical laboratory operations of Gulf Coast, the parties shall use their best efforts to agree upon equitable adjustments to the Minimum Targets with respect to all periods that follow such change. For each of the periods ending September 30, 1997 through September 30, 2001 for which Operating Earnings or Cumulative Operating Earnings, as the case may be, are less than the applicable Minimum Target, no principal payment(s) shall be required, due or made under the Contingent Notes, with respect to that period, and any and all interest with respect thereto or accrued thereon, which otherwise would have become due or payable had the applicable Minimum Target been achieved for such period, shall be canceled and voided. Notwithstanding anything to the contrary herein or in the Contingent Notes, the aggregate maximum principal amount due or payable under the Contingent Notes shall not exceed $6,750,000.00.

                 (b)      "Operating Earnings"; "Cumulative Operating
         Earnings".

                          (i) Definition of "Operating Earnings". For purposes hereof (and Section 1.3 and the Contingent Notes), the term "Operating Earnings", with respect to any period, shall mean the income of or attributable to Gulf Coast, which following the Closing shall be a division of AmeriPath, for such full twelve month period (i.e., October 1 through September 30), before deduction for (in each case, with respect to Gulf Coast) (i) interest accrued or paid in such year, (ii) income tax payable for such year, (iii) charges for amortization of goodwill, including without limitation any amortization of goodwill recorded in connection with this transaction or amortization of any payments made under the Contingent Notes, (iv) any extraordinary items, as such term is used in accordance with GAAP (as defined in Section 12.3 hereof), with respect to Gulf Coast, and (v) any fees or expenses incurred by Gulf Coast in connection with the transactions contemplated by this Agreement. All such calculations shall be determined in accordance with GAAP. For purposes hereof (and Section 1.3 and the Contingent Notes), the term "Gulf Coast," with respect to Operating Earnings or Cumulative Operating Earnings, shall mean and include the business, operations, contracts, assets and liabilities of Gulf Coast (as such is constituted immediately prior to the Closing), which following the Closing shall consist of the business, operations, contracts, assets and liabilities of, and the results of operations, revenues and expenses associated with, (i) the contracts with hospitals and medical facilities in effect from time to time, to which Gulf Coast, prior to the Closing, and AmeriPath Florida, following the Closing, is a party, and which are serviced by the physicians who from time to time are employed by AmeriPath Florida and who report to the managing director for AmeriPath Florida's Gulf Coast Division (as defined below) (collectively, such physicians being referred to herein as the "Gulf Coast-Based Pathologists"), and (ii) AmeriPath Florida's employment of, and employment agreements with, any and all Gulf Coast-Based Pathologists. For purposes hereof (and Section 1.3 and the Contingent Notes), the term "Gulf Coast Division" shall mean and include that portion of the business and operations of AmeriPath Florida which, prior to consummation of the transactions contemplated by this Agreement, constituted the business and operations of Gulf Coast Pathology Associates, Inc. f/k/a Fernandez & Kalemeris, M.D., P.A.

                          (ii) Calculation of Operating Earnings. A statement of the Operating Earnings, prepared by AmeriPath senior management, will be delivered to the Sellers as soon as practicable following the end of each period, but in all events within 90 days after the end of each such period. If the Sellers wish to challenge the calculation of Operating Earnings, he may do so by giving written notice of such objection (the "Objection Notice") to AmeriPath, signed by the Sellers, within 20 days after receipt of such statement of Operating Earnings. The Objection Notice shall set forth in reasonable detail the Sellers' calculation of Operating Earnings (or Cumulative Operating Earnings, as the case may be). If an Objection Notice is so timely delivered to AmeriPath, AmeriPath and the Sellers shall use their best efforts to resolve as soon as practicable any difference of opinion. If they are unable to resolve such difference within 20 days after receipt by AmeriPath of the Objection Notice from the Sellers, the matter shall be referred to the independent public accounting firm who then audits the annual financial statements of AmeriPath, whose decision shall be final and binding on all parties.
         If an Objection Notice is not timely delivered to AmeriPath, and if the statement of Operating Earnings prepared by AmeriPath senior management indicates that the Minimum Target has been met for a given period, then the Appropriate

                   Principal Amount (together with accrued and unpaid interest thereon) of the Contingent Notes with respect to such period shall be paid within five (5) days after the earlier of the end of the 20-day period within which the Sellers are entitled to deliver an Objection Notice, or receipt by AmeriPath of notice from the Sellers that they accept the calculation of Operating Earnings. If the Sellers object to the calculation of Operating Earnings for the purpose of determining compliance with this Section, the Appropriate Principal Amount of the Contingent Notes for such period shall be paid within ten (10) days after resolution of the dispute with respect to such calculation to the extent, and solely to the extent, that such resolution indicates that the Minimum Target has been exceeded for such period. AmeriPath agrees that the Sellers, upon reasonable notice, during normal business hours, shall have the right to examine all of the relevant business, accounting and financial records of AmeriPath or AmeriPath Florida solely to the extent related to the Operating Earnings or Cumulative Operating Earnings or the calculation thereof.

                        (iii) Cumulative Operating Earnings. For purposes hereof, the term "Cumulative Operating Earnings" shall mean and include, with respect to the 24 month period ending September 30, 1998, the 36 month period ending September 30, 1999, the 48 month period ending September 30, 2000 and the 60 month period ending September 30, 2001, the Operating Earnings of Gulf Coast, on a cumulative basis, from October 1, 1996 through the end of such period (e.g., the Cumulative Operating Earnings for the period ending September 30, 1998 shall equal the Operating Earnings, on a cumulative basis, from October 1, 1996 through September 30, 1998 (i.e., twenty four full months of Operating Earnings would be included)).

                        (iii) Other Adjustments; Limitations. For purposes of calculating Operating Earnings (and, as relevant, Cumulative Operating Earnings) hereunder, the expenses associated with Gulf Coast may include costs, expenses and charges relating to management, billing or other services provided by AmeriPath or its Affiliates (as such term is defined in Section 12.3 hereof) to the extent both (i) such services are provided to or for the benefit of the Gulf Coast Division and (ii) the price or amount charged or allocated with respect to such services is based upon the fair market value thereof and is competitive with the price or amount that would be charged for such services by a Person not affiliated with the Purchaser on an arms'-length, negotiated basis.

                   (c) Effect of Sale on Contingent Notes. Should Person (as such term is defined in Section 12.3 hereof) acquire AmeriPath, whether by means of a merger with or into AmeriPath in which AmeriPath does not survive or the acquisition of all or substantially all of the stock or assets of AmeriPath (an
          "AmeriPath Acquisition"), then, with respect to the Contingent Notes, as a condition to consummation of the AmeriPath Acquisition, the acquiring Person shall be required to either (i) acknowledge and guarantee AmeriPath's on-going obligations under the Contingent Notes or (ii) assume the obligations under the Contingent Notes.

                 (d) Effect of Acquisitions on Contingent Notes. In the event that AmeriPath acquires one or more Persons or businesses after the Closing Date, Operating Earnings will be calculated without including (i) the income generated by, or expenses incurred in connection with, the acquisition or the acquired Person or business, and (ii) any selling, general or administrative expenses which do not relate to Gulf Coast or its business.

                 (e) Interest. The Contingent Notes shall bear interest from the date of issuance until maturity, computed on the basis of a 360-day year and the actual number of days elapsed, on the unpaid Appropriate Principal Amount thereof at the rate of seven percent (7.0%) per annum. Interest shall accrue and compound annually, and shall be payable only upon payment of principal, if any. In the event Operating Earnings or Cumulative Operating Earnings are less than the applicable Minimum Target for any given year, interest on the principal amount of the Contingent Notes for such year shall be canceled and voided.

                 (f) Maturity, Redemption and Prepayments. For each period for which Operating Earnings or Cumulative Operating Earnings equal or exceed the applicable Minimum Target, the Appropriate Principal Amount of the Contingent Notes, together with interest accrued on such Appropriate Principal Amount, shall become due and payable and shall be paid as provided in subparagraph (a) above. If, in the judgment of a majority of the full Board of Directors of AmeriPath (which judgment is made based upon the written advice of counsel, a copy of which shall be provided to the Sellers), it is determined that the Contingent Notes, or the holding of the Contingent Notes by the Sellers, may violate any Regulation or Order of any Authority (as such terms are defined in Section 12.3), then, at AmeriPath's sole discretion (as recommended by counsel to Ameripath), the Contingent Notes may be canceled and voided and the Board of Directors of AmeriPath, in their sole and absolute discretion acting in good faith, shall provide the Sellers a reasonably equivalent economic and financial substitute consideration therefor. In its sole and absolute discretion, AmeriPath may prepay the Contingent Notes by paying, in the aggregate, $900,000.00 for each year remaining under the Contingent Notes. AmeriPath shall give the Sellers irrevocable written notice of any prepayment permitted hereunder not less than three (3) business days prior to the prepayment date, specifying such prepayment and the amount of the Contingent Notes proposed to be prepaid on such date, whereupon such principal amount of the Contingent Note specified in such notice, together with accrued interest thereon, shall become due and payable on the prepayment date. The aggregate amount of each partial prepayment shall be allocated among each of the holders of the Contingent Notes at the time outstanding pro rata in proportion to the unpaid principal amounts of the Contingent Notes held by each of such holders.

                 (g) Payments. All payments of principal (including any prepayments or redemptions), and interest under the Contingent Notes shall be made by AmeriPath in lawful money of the United States of America in immediately available funds (or at the written request of the holders thereof, by cashier's or bank check) not later than twelve o'clock noon, Miami, Florida time, on the date each such payment is due. To the extent calculation of any payment amounts (whether principal, interest or otherwise) results in fractions of a cent, the amount shall be rounded down to the nearest whole cent.

                 (h) Subordination; Subordination Agreement. The Contingent Notes shall be subordinate and junior in right of payment to certain senior indebtedness pursuant to a subordination agreement (the "Subordination Agreement "), by and among AmeriPath's senior lenders and each of the holders of promissory notes of AmeriPath. As a condition to AmeriPath's obligations under the Contingent Notes, the Sellers agree to execute and deliver appropriate documents and agreements evidencing the subordination of the Contingent Notes to such senior indebtedness of AmeriPath.

                 (i) Notes Non-negotiable. The Contingent Notes shall be non-transferable and non-negotiable other than by will or the laws of intestate succession.

                 (j) Right of Set-Off on Sellers' Contingent Notes. With respect to the Contingent Notes, AmeriPath shall have the right, following prior written notice to any Seller, to set-off against principal or interest payable under the Contingent Notes the amount of any indemnification payment owed under Article XI hereof. Such notice shall state with reasonable specificity the good faith basis for AmeriPath's right to such indemnification payment, and a copy of such notice shall also be sent to each director of AmeriPath. The Seller shall have the right to respond to such notice, and if the Seller requests that the exercise of such right of set-off be considered and approved by the Board of Directors, then such right shall not be exercised unless considered and approved by a majority of the full Board of Directors. If within 10 days after receipt of such notice of set-off, the Seller contests in writing (sent to AmeriPath) AmeriPath's claim that of indemnification under Article XI hereof, then the amount which AmeriPath would otherwise have paid to the Seller but for the exercise of such right of set-off shall be paid into an interest bearing escrow account maintained by a bank selected by AmeriPath, to be held in such account until AmeriPath and the Seller have reached agreement as to the amount, if any, of such indemnification payment and set-off, or until there has been a judicial resolution of such matter, at which time the amount held in such segregated account, together with any interest accrued thereon, shall be released to the prevailing party, as appropriate and/or instructed. AmeriPath and the Seller agree that they will use their best efforts to resolve any such dispute within 30 days of receipt of notice by AmeriPath of the Seller's objection to the set-off.

                 (k) Defaults. The Sellers shall be entitled to the benefit of the Events of Default set forth in the form of Contingent Notes.

                 (l) Conflict. To the extent there is any conflict or inconsistency between the terms of this Agreement and the terms specified in the Contingent Notes, the terms specified in the Contingent Notes shall govern and prevail.

         1.3 Contingent Issuance of AmeriPath Stock. As additional purchase price consideration, the Purchaser shall issue to the Sellers, subject to the conditions and restrictions set forth in this Section 1.3 (the "Stock Rights"), up to an aggregate maximum of 450,000 shares of AmeriPath Stock (to be divided among the Sellers as set forth on Schedule 1.3 hereof). Upon achieving the range (the "Applicable Range") of Operating Earnings or Cumulative Operating Earnings, as the case may be, set forth on Schedule 1.3 hereto, with respect to each period commencing the twelve month period ending September 30, 1997 through the sixty month period ending September 30, 2001, AmeriPath shall deliver, in the aggregate, certificates evidencing the corresponding number of shares of AmeriPath Stock indicated on Schedule 1.3 hereto (the "Aggregate Stock Amount") to the Sellers (and to each Seller (the "Applicable Stock Amount")) as so indicated, which shares shall be subject to the terms, conditions and restrictions set forth in this Section 1.3.

                 (a) Delivery; Right to Contingent Issuance Subject to Cancellation. Certificates for shares representing the Applicable Stock Amount shall be delivered on or before each January 15 following each period that the Applicable Range of Operating Earnings or Cumulative Operating Earnings, as the case may be, has been achieved, if, and only if, (i) with respect to the twelve months ending September 30, 1997, Operating Earnings equal or exceed a minimum target amount of $2,450,000.00 (the " First Year Minimum Stock Target") or, (ii) with respect to the 24 month period ending September 30, 1998, the 36 month period ending September 30, 1999, the 48 month period ending September 30, 2000 and the 60 month period ending September 30, 2001, Cumulative Operating Earnings for such periods equal or exceed $4,900,000.00, $7,350,000.00, $9,800,000.00 and
         $12,250,000.00, respectively (together with the First Year Minimum Stock Target, as relevant to the applicable period, the "Minimum Stock Targets").

                 (b) Effect of Sale on Stock Rights. In the event of an AmeriPath Acquisition (as such term is defined in Section 1.3(c)), then, with respect to such Stock Rights that have not theretofore been canceled or voided because the Minimum Stock Target was not or has not been met for the period in question, as a condition to consummation of the AmeriPath Acquisition, the acquiring Person shall be required either to (i) acknowledge and guarantee AmeriPath's on-going obligations under the Stock Rights, (ii) assume the obligations under the Stock Rights or (iii) convert the rights to receive AmeriPath Stock into rights to receive stock in the acquiring Person (of substantially equivalent value, based upon the acquisition value, as determined in good faith by the Board of Directors of AmeriPath).

                 (c) Effect of Acquisitions on Stock Rights. In the event that AmeriPath acquires one or more Persons or businesses after the Closing Date, Operating Earnings will be calculated without including
         (i) the income generated by, or expenses incurred in connection with, the acquisition or the acquired Person or business, and (ii) any selling, general or administrative expenses which do not relate to Gulf Coast or its business.

                 (d) Termination of Stock Rights; Call on AmeriPath Stock. For each period for which Gulf Coast's Operating Earnings, or Cumulative Earnings, as the case may be, exceed the Minimum Stock Target, the corresponding Applicable Stock Amount shall become earned and shall be delivered as provided in subparagraph (a) above. If, in the judgment of a majority of the full Board of Directors of AmeriPath (which judgment is made based upon the written advice of counsel, a copy of which shall be provided to the Sellers), it is determined that the Stock Rights, or the holding of the AmeriPath Stock by the Sellers, may violate any Regulation or Order of any Authority, then, at AmeriPath's sole discretion and option (as recommended by counsel to Ameripath), (i) the Stock Rights may be canceled and voided (and the parties will endeavor in good faith to arrive at a reasonably equivalent substitute consideration therefor), and (ii) all outstanding shares of AmeriPath Stock issued to or held by the Sellers may be redeemed or purchased by AmeriPath (the "Call"), and the Sellers hereby irrevocably and unconditionally agree to sell such stock to AmeriPath upon any such Call, at its then fair market value (as determined in good faith by AmeriPath's Board of Directors). AmeriPath shall give the holders of the AmeriPath Stock irrevocable written notice of any cancellation of the Stock Rights and any Call of the AmeriPath Stock permitted hereunder not less than three (3) business days prior to the date of such event, specifying such termination and/or Call and the amount to be paid for the AmeriPath Stock on the closing date specified therein, whereupon such amount specified in such notice, upon receipt by AmeriPath of the certificates therefor at the closing thereof, shall be paid to the Sellers.

                 (e) Payments; Certificates. All payments for AmeriPath Stock which is "called" by AmeriPath pursuant to Section 1.3(d) shall be made by AmeriPath in lawful money of the United States of America in immediately available funds (or at the written request of the Sellers, by certified or bank check) after proper tender by each Seller of certificates representing all of the AmeriPath Stock owned by such Seller, duly endorsed for transfer to the Purchaser, together with stock powers duly executed in blank. Any and all liens, claims, encumbrances or other restrictions with respect to the AmeriPath Stock so called shall be satisfied and released, to the satisfaction of AmeriPath, prior to closing on the purchase thereof. To the extent calculation of any payment amounts results in fractions of a cent, the amount shall be rounded down to the nearest whole cent.

                 (f) Transferability; Shareholders' Agreement. The Stock Rights are not transferable by the Sellers other than by will or the laws of intestate succession. All shares of AmeriPath Stock issued at Closing or pursuant to the Stock Rights shall, in addition to applicable securities laws, be subject to the Purchaser's Shareholders' Agreement (as defined in Section 7.9) relating to the AmeriPath Stock and related and other matters, including, but not limited to, any restrictions on transferability, any rights of first refusal and any option of the Purchaser to purchase such shares. As a condition to the issuance of shares of the AmeriPath Stock and any shares in connection with any Stock Right (and at AmeriPath's option, at each issuance), the Sellers shall execute and deliver to the Purchaser a counterpart to the Shareholders' Agreement, in form and substance satisfactory to AmeriPath, and the Sellers shall make such representations and execute such certificates as AmeriPath may reasonably require, including representations similar to those made in Section 2.25 hereof. The Shareholders' Agreement, by its terms, shall terminate upon the closing of an underwritten public offering by AmeriPath pursuant to a registration statement filed and declared effective under the Securities Act of 1933, as amended (the " Securities Act") covering the offer and sale of AmeriPath Common Stock in which the aggregate net proceeds to AmeriPath equal at least $15,000,000.

                 (g) Legend. Each and every stock certificate representing shares of AmeriPath Stock issued to the Sellers pursuant to Section 1.1(b)(ii) and the Stock Rights shall bear the following (or similar) restrictive legend, together with such other legend(s) as the Purchaser shall in its discretion deem appropriate:

                 "The shares represented by this certificate (the "Shares") are subject to each and every one of the terms, conditions and restrictions set forth in the Shareholders' Agreement dated February 29, 1996 (the "Shareholders' Agreement"), as amended, including, but not limited to, any restrictions on transferability, any rights of first refusal and any option of AmeriPath to "call" or purchase such Shares, and may not, in whole or in part, be sold, transferred, pledged, gifted, hypothecated or otherwise disposed of in any manner other than in accordance with the terms of the Shareholders' Agreement, a copy of which is on file and available for inspection at the principal offices of AmeriPath presently located at 800 Cypress Creek Road, Suite 200, Fort Lauderdale, Florida 33334."

                          Upon termination of the Shareholders' Agreement, Sellers may present any certificates representing AmeriPath Stock to AmeriPath for replacement with certificates that do not contain the foregoing legend.

                 (h) Antidilution; Adjustments Upon Changes in Capitalization or Merger. Subject to any required action by the stockholders of the Purchaser, the number of shares of AmeriPath Stock covered by the Stock Right, the price per share and the aggregate number of shares which have been authorized for issuance hereunder, shall be proportionately adjusted for any increase or decrease in the number of issued shares of AmeriPath Stock resulting from a stock dividend or through any recapitalization, reclassification, stock split- up, combination or exchange of shares (other than any such combination or exchange of AmeriPath Stock through which shares are issued to effect an acquisition of another Person). Such adjustment shall be made by the Board of Directors of AmeriPath, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Purchaser of shares of stock of any class, or securities convertible into shares of stock of any class (whether in connection with an acquisition, employee benefit, stock or stock option plan, private or public offering of securities, or otherwise), shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of AmeriPath Stock subject to this Stock Right. Price per share calculations used in this Agreement shall also be adjusted to reflect changes in the capitalization of the Purchaser such that (on an aggregate basis) the value of such shares before the adjustment event shall equal the value of such shares immediately after such adjustment event.

                 (i) Reservation of Shares. The Purchaser will at all times reserve for issuance and delivery all shares of AmeriPath Stock from time to time receivable hereunder. All such shares shall be duly authorized and, when issued, shall be validly issued, fully paid and non-assessable and free of all preemptive rights.

                 (j) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued hereunder, but the Purchaser shall round down to the nearest whole number the number of shares of AmeriPath Stock required to be issued and delivered in accordance with Schedule 1.3.

                 (k) Rights of the Sellers. The Sellers shall not, solely by virtue of the Stock Rights, be entitled to any rights of a stockholder in the Company, either at law or in equity, until AmeriPath Stock is issued and delivered to the Sellers and the rights of the Sellers are limited to those expressed in this Agreement.

                 (l) Failure to Deliver. If the Sellers become obligated to sell any AmeriPath Stock to the Purchaser as a result of the exercise of a Call under this Agreement or otherwise, and a Seller fails to deliver such stock (or the certificates evidencing such stock) in accordance with the terms of this Agreement, the Purchaser may, at the sole and absolute discretion of the Board of Directors of AmeriPath, in addition to all other remedies available to the Purchaser, tender to such Seller the purchase price for such shares as is herein specified. Upon tender of such purchase price to such Seller, the Purchaser, upon written notice to such Seller, may cancel on its books the certificate or certificates evidencing the shares of AmeriPath Stock so called, and thereupon all of the Seller's rights in and to such AmeriPath Stock shall terminate.


                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND GULF COAST

         The Sellers hereby make the following representations and warranties to the Purchaser, each of which shall be deemed material (and the Purchaser, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties notwithstanding any independent investigation):

         2.1 Corporate Organization, Qualification, etc. Gulf Coast is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to carry on its business as it is now being conducted and proposed to be conducted, and to own, operate and lease its properties and assets. Gulf Coast is duly qualified or licensed to do business in good standing in the jurisdictions set forth on Schedule 2.1 attached hereto, those being every jurisdiction in which the conduct of Gulf Coast's business, the ownership or lease of its properties, the proposed conduct of its business or ownership or lease of its properties, or the transactions contemplated by this Agreement, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a Material Adverse Effect (as defined in Section 12.3). Other than as contemplated by Section 4.9 of this Agreement, Gulf Coast's articles of incorporation have not been amended or supplemented and are in full force and effect as of the date hereof. True, complete and correct copies of Gulf Coast's articles of incorporation and by-laws, as presently in effect, are attached hereto as Exhibit 2.1.

         2.2     Subsidiaries.  Gulf Coast has no Subsidiaries (as defined in
Section 12.3) nor any investment or other interest in, or any outstanding loan or advance to or from, any Person, including any officer, director or shareholder.

         2.3 Capital Stock. As of the date hereof, the authorized capital stock of Gulf Coast consists of seven thousand five hundred (7,500) shares, $1.00 per share par value. The stock record book of Gulf Coast has been delivered to the Purchaser for inspection prior to the date hereof and is complete and correct, and all requisite Federal and State documentary stamps have been affixed thereon and canceled. The Gulf Coast Shares constitute all of the issued and outstanding shares of capital stock of Gulf Coast, and all of the Gulf Coast Shares are owned beneficially and of record by the Sellers.

         2.4 Corporate Record Books. The corporate minute books of Gulf Coast have been made available to the Purchaser, are complete and correct and contain all of the proceedings of the shareholders and directors of Gulf Coast.

         2.5 Title to Stock. All of the issued and outstanding shares of the capital stock of Gulf Coast that are, and at the Closing will be, owned by the Sellers are duly authorized, validly issued, fully paid and nonassessable, and are free of all Liens (as defined in Section 12.3). Upon delivery of the Purchase Price to the Sellers at the Closing, the Sellers will convey, and the Purchaser will own and hold, good and marketable title to the Gulf Coast Shares, free and clear of all Liens or contractual restrictions or limitations whatsoever.

         2.6 Options and Rights. There are no outstanding subscriptions, options, warrants, rights, securities, contracts, commitments, understandings or arrangements under which Gulf Coast is bound or obligated to issue any additional shares of its capital stock or rights to purchase shares of its capital stock. There are no agreements, arrangements or understandings between the Sellers and/or Gulf Coast and any other Person regarding the Gulf Coast Shares (or the transfer, disposition, holding or voting thereof).

         2.7 Authorization, Etc. Gulf Coast has full power and authority and the Sellers have full capacity to enter into this Agreement and the agreements and documents contemplated hereby and perform their respective obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors of Gulf Coast and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. The Sellers are entering into this Agreement on their own volition, free from any undue influence or coercion. Upon execution and delivery of this Agreement by the parties hereto this Agreement and all other agreements contemplated hereby shall constitute the legal, valid and binding obligation of each of Gulf Coast and the Sellers party thereto, enforceable against each such party in accordance with their respective terms.

         2.8 No Violation. The execution and delivery by Gulf Coast and the Sellers of this Agreement, and any and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by Gulf Coast and the Sellers do not and will not, (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default or event of default under (with due notice, lapse of time or both), (c) result in the creation of any Lien upon the capital stock or assets of Gulf Coast pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice to any court or Authority pursuant to, the articles of incorporation or by-laws of Gulf Coast or any Regulation, Order or Contract (as defined in Section 12.3) to which Gulf Coast or the Sellers are subject. Gulf Coast and the Sellers will comply with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         2.9 Financial Statements. Attached as Exhibit 2.9 hereto are the following financial statements of Gulf Coast: (i) balance sheets (prepared on a cash basis) for the fiscal years ended June 30, 1995 and June 30, 1996 (the "Balance Sheets"), (ii) statements of revenues and expenses and related schedules thereto (prepared on a cash basis) for the fiscal years ended June 30, 1995 and June 30, 1996 (the "Statements of Revenues and Expenses"), and
(iii) statements of cash flows for fiscal years ended June 30, 1995 and June 30, 1996 (the "Statements of Cash Flows" and, collectively with the Balance Sheets and the Statements of Revenues and Expenses, the "Financial Statements"). The balance sheets included in the Financial Statements fairly present the financial position of Gulf Coast on a cash basis as at the respective dates thereof, and the statements of revenues and expenses included in the Financial Statements (x) fairly present the results of operations for the periods therein referred to, on a cash basis (except as stated therein or in the notes or schedules thereto) applied on a consistent basis, and (y) fairly present the financial condition of Gulf Coast at the respective date of on a cash basis, and for the period covered by, such statements. Gulf Coast has no liability, whether accrued, absolute or contingent, of a type required to be reflected on a balance sheet or described in the notes thereto in accordance with GAAP, other than (i) liabilities incurred since June 30, 1996, other than in the ordinary course of business, disclosed on Schedule 2.9(a) attached hereto, and (ii) liabilities covered by insurance or reinsurance (a complete and detailed description of which is provided in Schedule 2.9(b)). Schedule 2.9(c) contains a complete list of the accounts payable of Gulf Coast as of September 30, 1996 and a summary description as of the date that is two business days prior to the Closing Date.

         2.10 Employees. Gulf Coast has been for the past four years, and currently is, in compliance with all Federal, State and local Regulations and Orders affecting employment and employment practices of Gulf Coast (including those Regulations promulgated by the Equal Employment Opportunity Commission), including terms and conditions of employment and wages and hours. Gulf Coast maintains a "pension" or "welfare" benefit plans within the respective meanings of sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         2.11 Absence of Certain Changes. Since June 30, 1996, there has not been (a) any Material Adverse Change (as defined in Section 12.3) in the business, financial condition, revenues, expenses, accounts receivable, accounts payable or operations of Gulf Coast; (b) any damage, destruction or loss, whether covered by insurance or not, having a Material Adverse Effect, with regard to Gulf Coast's properties and business; (c) any payment by Gulf Coast to, or any notice to or acknowledgment by Gulf Coast of any amount due or owing to, Gulf Coast's self-insured carrier, if any, in connection with any self-insured amounts or liabilities under health insurance covering employees of Gulf Coast, in each case, in excess of a reserve therefor on the balance sheet for the fiscal year ended June 30, 1996 included in the Financial Statements; (d) other than as set forth on Schedule 2.11, any declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of Gulf Coast's capital stock, or any redemption or other acquisition of such capital stock by Gulf Coast; (e) any increase in the rate of compensation or in the benefits payable or to become payable by Gulf Coast to its directors, officers, employees or consultants; (f) any amendment, modification or termination of any existing, or entering into any new, contract, agreement, arrangement or plan relating to any salary, bonus, insurance, pension, health or other employee welfare or benefit plan for or with any directors, officers, employees or consultants of Gulf Coast; (g) any entry into any material Contract not in the ordinary course of business, including without limitation relating to any borrowing or capital expenditure;
(h) any disposition by Gulf Coast of any asset; or (i) any change by Gulf Coast in accounting methods or principles.

         2.12    Contracts.

                 (a) Except as set forth in Schedule 2.12 hereto, Gulf Coast is neither a party to nor subject to any written or oral:

                          (i) pension, profit sharing, bonus, retirement, stock option, stock purchase or other plan providing for deferred or other compensation to employees or any other employee benefit plan (other than as set forth in Schedule
                 2.18 hereto), or any Contract with any labor union;

                          (ii) employment or consultation agreement, or other compensation Contract, commitment or arrangement, which is not terminable on notice of 30 days' or less by Gulf Coast without penalty or other financial obligation (and, except as set forth on Schedule 2.12, no officer or employee of Gulf Coast receives total salary, bonus and other compensation from Gulf Coast of $30,000.00 or more per annum).

                          (iii) Contract containing covenants or agreements limiting the freedom of Gulf Coast or any of its employees to compete in any line of business presently conducted by Gulf Coast with any Person or to compete in any such line of business in any area;

                          (iv) Contract with the Sellers or with any affiliate or relative of the Sellers (except for any Contract disclosed in Schedule 2.12 pursuant to clauses (ii) or (iii) of this Section 2.12(a);

                          (v) Contract relating to or providing for loans to officers, directors, employees or Affiliates;

                          (vi) Contract under which Gulf Coast has advanced or loaned, or is obligated to advance or loan, funds to any Person;

                          (vii)   Contract relating to the incurrence,
                 assumption or guarantee of any indebtedness, obligation or liability (in respect of money or funds borrowed), or otherwise pledging, granting a security interest in or placing a Lien on any asset of Gulf Coast;

                          (viii)  guarantee or endorsement of any obligation;

                          (ix) Contract under which Gulf Coast is lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease of real or personal property under which the aggregate annual rental payments do not exceed $7,500.00;

                          (x) Contract pursuant to which Gulf Coast is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Gulf Coast;

                          (xi) assignment, license, indemnification or Contract with respect to any intangible property (including, without limitation, any Proprietary Rights (as defined in Section 12.3));

                          (xii) warranty Contract with respect to its services rendered (or to be rendered) or its products sold or leased;

                          (xiii) Contract which prohibits, restricts or limits in any way the payment of dividends or distributions by Gulf Coast;

                          (xiv) Contract under which it has granted any Person any registration rights (including piggyback rights) with respect to any securities;

                          (xv) Contract for the purchase, acquisition or supply of inventory and other property and assets, whether for resale or otherwise in excess of $7,500.00;

                          (xvi) Contracts with independent agents, brokers, dealers or distributors;

                          (xvii) sales, commissions, advertising or marketing Contracts;

                          (xviii) Contracts providing for "take or pay" or
                 similar unconditional purchase or payment obligations;

                          (xix) Contracts with Persons with which, directly or indirectly, a Seller also has a Contract;

                          (xx) Contract with a hospital, physician or other health care provider or Person pursuant to which the cost of providing health care services to the patients covered by such Contract is assumed in whole or in part by such provider; or

                          (xxi) any other Contract which is material to Gulf Coast's operations or business prospects, except those which
                 (x) were made in the ordinary course of business, (y) are terminable on 30 days' or less notice by Gulf Coast without penalty or other financial obligation, and (z) in each case, involve aggregate payments by or to Gulf Coast of $7,500.00 or less.

                 (b) No consent of any party to any Contract is required in connection with the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby.

                 (c) Except as set forth on Schedule 2.12(c), Gulf Coast has performed in all material respects all obligations required to be performed by it and is not in default in any respect under or in breach of nor in receipt of any claim of default or breach under any material Contract to which Gulf Coast is subject (including without limitation all performance bonds, warranty obligations or otherwise); no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of non-compliance under any material Contract to which Gulf Coast is subject (including without limitation all performance bonds, warranty obligations or otherwise); Gulf Coast does not have any present expectation or intention of not fully performing all such obligations; Gulf Coast does not have any knowledge of any breach or anticipated breach by the other parties to any such Contract to which it is a party.

         2.13 True and Complete Copies. Copies of all Contracts and documents delivered and to be delivered hereunder by the Sellers or Gulf Coast are and will be true and complete copies of such agreements, contracts and documents.

         2.14    Title and Related Matters.

                 (a) Gulf Coast has good and marketable title to all of the properties and assets reflected in the balance sheet for the fiscal year ended June 30, 1996 included in the Financial Statements or acquired after the date thereof and for properties sold or otherwise disposed of since the date thereof in the ordinary course of business, free and clear of all Liens, except (i) statutory Liens not yet delinquent, (ii) such imperfections or irregularities of title, Liens, easements, charges or encumbrances as do not detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties; or do not detract from the value of such properties and assets, taken as a whole, or (iii) as reflected in the balance sheet for the fiscal year ended June 30, 1996 included in Financial Statements or the notes thereto.

                 (b) Gulf Coast owns, and will on the Closing Date own, good and marketable title to all the personal property and assets, tangible or intangible, used in its business except as to those assets leased, all of which leases are in good standing and no party is in default thereunder, and except for those assets owned by the hospitals within which Gulf Coast provides services, all of which assets Gulf Coast has the right to use and will continue to have the right to use after the Closing Date. None of the assets belonging to or held by Gulf Coast is or will be on the Closing Date subject to any (i) Contracts of sale or lease, or (ii) Liens. Except for normal breakdowns and servicing requirements, all machinery and equipment regularly used by Gulf Coast in the conduct of its business is in good operating condition and repair, ordinary wear and tear excepted.

                 (c) There has not been since June 30, 1996, and will not be prior to the Closing Date, any sale, lease, or any other disposition or distribution by Gulf Coast of any of its assets or properties and any other assets now or hereafter owned by it, except transactions in the ordinary and regular course of business or as otherwise consented to by the Purchaser. After the Closing, Gulf Coast, as the wholly-owned subsidiary of the Purchaser, will own, or have the unrestricted right to use, all properties and assets that are currently used in connection with the business of the Sellers.

                 (d) Schedule 2.14 attached hereto sets forth a description of all real property owned or leased by Gulf Coast.

         2.15 Litigation. There is no Claim (as defined in Section 12.3) pending or, to the best knowledge of the Sellers and Gulf Coast, threatened against either of the Sellers or Gulf Coast which, if adversely determined, would have a Material Adverse Effect on Gulf Coast. Nor is there any Order outstanding against either the Sellers or Gulf Coast having, or which, insofar as can reasonably be foreseen, in the future may have, a Material Adverse Effect on Gulf Coast.

         2.16    Tax Matters.

                 (a) Gulf Coast has filed all federal, state, and local tax reports, returns, information returns and other documents (collectively, the "Tax Returns") required to be filed with any federal, state, local or other taxing authorities (each a "Taxing Authority", collectively, the "Taxing Authorities") in respect of all relevant taxes, including without limitation income, premium, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, fuel, excess profits, occupational and interest equalization, windfall profits, severance, and other charges (including interest and penalties) (collectively, the "Taxes") and in accordance with all tax sharing agreements to which any Seller or Gulf Coast may be a party. All Taxes required or anticipated to be paid for all periods prior to and including the Closing Date have been paid, including any of Gulf Coast's Taxes that may be due or claimed to be due as a result of the consummation of the transactions contemplated by this Agreement. All Taxes which are required to be withheld or collected by Gulf Coast have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable laws. There are no Liens for Taxes upon any property or assets of Gulf Coast except for liens for Taxes not yet due and payable. Neither the Sellers nor Gulf Coast has executed a waiver of the statute of limitations on the right of the Internal Revenue Service or any other Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return. The basis of any depreciable assets, and the methods used in determining allowable depreciation (including cost recovery), is correct and in compliance with the Internal Revenue Code of 1986, as amended and the regulations thereunder (the "Code").

                 (b) Other than as set forth on Schedule 2.16, no audit of Gulf Coast or Gulf Coast's Tax Returns by any Taxing Authority is currently pending or threatened, and no issues have been raised by any Taxing Authority in connection with any Tax Returns. No material issues have been raised in any examination by any Taxing Authority with respect to Gulf Coast which reasonably could be expected to result in a proposed deficiency for any other period not so examined, and there are no unresolved issues or unpaid deficiencies relating to such examinations. The items relating to the business, properties or operations of Gulf Coast on the Tax Returns filed by or on behalf of Gulf Coast for all taxable years (including the supporting schedules filed therewith), available copies of which have been supplied to the Purchaser, state accurately the information requested with respect to Gulf Coast and such information was derived from the books and records of Gulf Coast.

                 (c) Gulf Coast has not made nor has become obligated to make, nor will as a result of any event connected with the Closing become obligated to make, any "excess parachute payment" as defined in
         Section 280G of the Code (without regard to subsection (b)(4) thereof).

                 (d) The Sellers shall cause Gulf Coast to file all Tax Returns and reports with respect to Taxes which are required to be filed for Tax periods ending on or before the Closing Date (a "Pre-Closing Tax Return"), and Gulf Coast shall pay all Taxes due in respect of such Pre-closing Tax Returns to the appropriate Taxing Authority; and Gulf Coast shall pay all costs associated with the preparation thereof.

         2.17 Compliance with Law and Applicable Government Regulations. Gulf Coast is presently complying in respect of its operations, equipment, practices, real property, plants, laboratories, structures, and other property, and all other aspects of its business and operations, with all applicable Regulations and Orders, including, but not limited to, Health Care Laws (as defined in Section 12.3), all Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, Taxes, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety where such failure or failures would individually or in the aggregate have a Material Adverse Effect. There are no Claims pending, nor to the best knowledge of Gulf Coast are there any Claims threatened, nor have the Sellers received any written notice, regarding any violations of any Regulations and Orders enforced by any Authority claiming jurisdiction over Gulf Coast, including any requirement of OSHA or any pollution and environmental control agency (including air and water).

                 (a) Schedule 2.17(a) attached hereto sets forth all permits, licenses, provider numbers, orders, franchises and approvals (collectively, " Permits") from all Federal, state, local and foreign governmental regulatory bodies held by Gulf Coast. The Permits listed on Schedule 2.17(a) are the only Permits that are required for Gulf Coast to conduct its business as presently conducted, except for those the absence of which would not have any Material Adverse Effect on the assets, financial condition, results of operations or future prospects of Gulf Coast. Each such Permit is in full force and effect and, to the best of the knowledge of Gulf Coast, no suspension or cancellation of any such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

                 (b) Gulf Coast has licenses to provide health care services in the jurisdictions set forth in Schedule 2.17(b) hereto, which such licenses are all those necessary to conduct the business of Gulf Coast in the jurisdictions in which Gulf Coast presently operates. Schedule 2.17(b) also sets forth a true and complete description of the status of each such license. Except as set forth on Schedule 2.17(b), neither any Seller nor Gulf Coast is aware of any event, transaction, correspondence or circumstance which would have, or could foreseeably have, a Material Adverse Effect on one or more of such licenses.

         2.18    ERISA and Related Matters.

                 (a) Benefit Plans; Obligations to Employees. Except as set forth in Schedule 2.18 hereto, neither Gulf Coast, nor any ERISA Affiliate of Gulf Coast, is a party to or participates in or has any liability or contingent liability with respect to:

                          (i) any "employee welfare benefit plan" or "employee pension benefit plan" or "multi- employer plan" (as those terms are respectively defined in Sections 3(1), 3(2) and 3(37) of ERISA);

                          (ii) any retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements for any employee, director, consultant or agent, whether pursuant to contract, arrangement, custom or informal understanding, which does not constitute an "employee benefit plan" (as defined in Section 3(3) of ERISA); or

                          (iii) any employment agreement not terminable on 30 days' or less written notice, without further liability.

                          For purposes of this Section, the term " ERISA Affiliate" shall mean any trade or business, whether or not incorporated, that together with Gulf Coast would be deemed a "single employer" within the meaning of Section 4001(b)(i) of ERISA.

                 (b) Plan Documents and Reports. A true and correct copy of each of the Benefit Plans listed on Schedule 2.18, and all contracts relating thereto, or to the funding thereof, including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements, each as in effect on the date hereof, has been supplied to the Purchaser. In the case of any Benefit Plan that is not in written form, the Purchaser has been supplied with an accurate description of such Benefit Plan as in effect on the date hereof. A true and correct copy of the three most recent annual reports and accompanying schedules, the three most recent actuarial reports, and the most recent summary plan description and Internal Revenue Service determination letter with respect to each such Benefit Plan, to the extent applicable, and a current schedule of assets (and the fair market value thereof assuming liquidation of any asset which is not readily tradeable) held with respect to any funded Benefit Plan has been supplied to the Purchaser by Gulf Coast, and there have been no material changes in the financial condition in the respective Plans from that stated in the annual reports and actuarial reports supplied.

                 (c) Compliance with Laws; Liabilities. As to all Benefit Plans, except as otherwise specified on Schedule 2.18, Gulf Coast is in compliance in all material respects with the terms of all Benefit plans and every Benefit Plan is in compliance with all of the requirements and provisions of ERISA and all other laws and regulations applicable thereto, including without limitation the timely filing of all annual reports or other filings required with respect to such Benefit Plans. None of the assets of any Benefit Plan are invested in employer securities or employer real property, as those terms are defined in Section 407(d) of ERISA. There have been no "prohibited transactions" (as described in Section 406 of ERISA or Section 4975 of the Code) with respect to any Benefit Plan and neither Gulf Coast nor any ERISA Affiliate of Gulf Coast has otherwise engaged in any prohibited transaction. There has been no "accumulated funding deficiency" as defined in Section 302 of ERISA, nor has any reportable event as defined in Section 4043(b) of ERISA occurred with respect to any Benefit Plan. Actuarially adequate accruals for all obligations or contingent obligations under the Benefit Plans are reflected in Gulf Coast's balance sheet for the fiscal year ended December 31, 1995 included in Financial Statements provided to the Purchaser and such obligations include a pro rata amount of the contributions which would otherwise have been made in accordance with past practices for the plan years which include the closing date.

         2.19    Intellectual Property.

                 (a) Except as set forth on Schedule 2.19, Gulf Coast has no trade name, service mark, patent, copyright or trademark related to its business.

                 (b) Gulf Coast has the right to use each Proprietary Right listed in Schedule 2.19, and except as otherwise set forth therein, each of such Proprietary Rights is, and will be on the Closing Date, free and clear of all royalty obligations and Liens. There are no Claims pending, or to the best knowledge of the Sellers, threatened, against the Sellers that their use of any of the Proprietary Rights listed on Schedule 2.19 infringes the rights of any Person. The Sellers have no knowledge of any conflicting use of any of such Proprietary Rights.

                 (c) Gulf Coast is not a party in any capacity to any franchise, license or royalty agreement respecting any Proprietary Right and there is no conflict with the rights of others in respect to any Proprietary Right now used in the conduct of its business.

                 (d)      Internal Software Applications.

                          (i) Owned Software. The current software applications used by Gulf Coast in the operation of its business, as set forth and described on Schedule 2.19(d) hereto (the "Software"), to the extent it has been designed or developed by Gulf Coast's management information or development staff or by consultants on Gulf Coast's behalf, is original and capable of copyright protection in the United States, and Gulf Coast has complete rights to and ownership of such

                 Software. No part of any such Software is an imitation or copy of, or infringes upon, the software of any other Person or violates or infringes upon any common law or statutory rights of any other Person, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. Gulf Coast has not sold, assigned, licensed, distributed or in any other way disposed of or encumbered the Software.

                          (ii) Licensed Software. The Software, to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by Gulf Coast legitimately and is fully transferable to the Purchaser without any third party consent. All of Gulf Coast's computer hardware has legitimately-licensed software installed therein.

                          (iii) No Errors; Nonconformity. Gulf Coast warrants that the Software is free from any significant software defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source code.

         2.20    Environmental Matters.  Except as disclosed in Schedule 2.20:
(a) neither Gulf Coast's business nor the operation thereof violates any applicable Environmental Law (as defined in Section 12.3) in effect as of the date hereof and no condition or occurrence (any accident, happening or event which occurs or has occurred at any time prior to the Closing Date, which results in or could result in a Claim against Gulf Coast or the Purchaser or creates or could create a liability or loss for Gulf Coast or the Purchaser) which, with notice or the passage of time or both, would constitute a violation of any Environmental Law; (b) Gulf Coast is in possession of all Environmental Permits (as defined in Section 12.3) required under any applicable Environmental Law for the conduct or operation of Gulf Coast's business (or any part thereof), and Gulf Coast is in full compliance with all of the requirements and limitations included in such Environmental Permits; (c) Gulf Coast has not stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials on or at any of its property or facilities except for inventories of chemicals which are used or to be used in the ordinary course of Gulf Coast's business (which inventories have been sorted or used in accordance with all applicable Environmental Permits and all Environmental Laws, including all so-called "Right to Know" laws); (d) Gulf Coast has not received any notice from any Authority or any private Person that Gulf Coast's business or the operation of any of its facilities is in violation of any Environmental Law or any Environmental Permit or that it is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any of Gulf Coast's property, or at, on or beneath any land adjacent thereto or in connection with any waste or contamination site; (e) Gulf Coast is not the subject of any Federal, state, local, or private Claim involving a demand for damages or other potential liability with respect to a violation of Environmental Laws or under any common law theories relating to operations or the condition of any facilities or property (including underlying groundwater) owned, leased, or operated by Gulf Coast; (f) Gulf Coast has not buried, dumped, disposed, spilled or released any pollutants, contaminants or hazardous or wastes, substances or materials on, beneath or adjacent to any of its property or any property adjacent thereto; (g) no by-products of any manufacturing or mining process employed in the operation of Gulf Coast's business which may constitute pollutants, contaminants or hazardous or toxic wastes, substances or materials under any Environmental Law are currently stored or otherwise located on any of Gulf Coast's property; (h) no property now or previously owned, leased or operated by Gulf Coast, is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (i) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, leased or operated by Gulf Coast; (j) Gulf Coast has not directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material Claims against Gulf Coast for any remedial work, damage to natural resources or personal injury, including Claims under CERCLA; and (k) there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any property now or previously owned or leased by Gulf Coast. Gulf Coast has timely filed all reports required to be filed with respect to all of its property and facilities and has generated and maintained all required data, documentation and records under all applicable Environmental Laws.

         2.21 Dealings with Affiliates. Schedule 2.21 hereto sets forth a complete list, including the parties, of all written agreements and material oral arrangements to which Gulf Coast is, will be or has been a party, at any time from January 1, 1995 to the Closing Date, and to which any one or more Affiliates is also a party.

         2.22 Banking Arrangements. Schedule 2.22 attached hereto sets forth the name of each bank in or with which Gulf Coast has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box, including the names of all Persons currently authorized to draw thereon or having access thereto. Gulf Coast has no liability or obligation relating to funds or money borrowed by or loaned to Gulf Coast (whether under any credit facility, line of credit, loan, indenture, advance, pledge or otherwise).

         2.23 Insurance. Schedule 2.23 attached hereto sets forth a list and brief description, including dollar amounts of coverage, of all policies of fire, liability, professional liability and other forms of insurance held by Gulf Coast as of the date hereof. Such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently. Neither Gulf Coast nor any of the Sellers know of any state of facts, or of the occurrence of any event which might reasonably (a) form the basis for any Claim against Gulf Coast not fully covered by insurance for liability on account of any express or implied warranty or tortious omission or commission, or (b) result in material increase in insurance premiums of Gulf Coast.

         2.24 Consents. Schedule 2.24, annexed hereto, sets forth a complete list of consents of governmental and other regulatory agencies or authorities, foreign or domestic, required to be received by or on the part of Gulf Coast and the Sellers to enable Gulf Coast or the Sellers to enter into and carry out this Agreement in all material respects. All such requisite consents have been, or prior to the Closing will have been, obtained.

         2.25 Investment Representations. In the event, in connection with this Agreement or any agreement or transaction contemplated hereby, AmeriPath offers or sells, or is deemed to offer or sell, any securities of AmeriPath to a Seller (including AmeriPath Stock pursuant to Section 1.3), then each Seller hereby represents and warrants to AmeriPath as follows:

                 (a) Each Seller has been offered, and up to the Closing Date and the time(s) of issuance of the AmeriPath Stock shall be offered, the opportunity to ask questions of, and receive answers from, AmeriPath and its Subsidiaries, and the Sellers have been given full and complete access to all available information and data relating to the business and assets of AmeriPath and its Subsidiaries, have obtained such additional information about AmeriPath and its Subsidiaries which the Sellers have deemed necessary in order to evaluate the opportunities, both financial and otherwise, with respect to AmeriPath and, except as set forth herein, have not relied on any representation, warranty or other statement concerning the Purchaser and its Subsidiaries in their evaluation of the decision to consummate the transactions contemplated herein. On the basis of the foregoing, each Seller is familiar with the operations, business plans and financial condition of AmeriPath.

                 (b) Each Seller understands that he must bear the economic risk of the AmeriPath Stock, if and when issued to such Seller, for an indefinite period of time because, except as provided in this Agreement, (i) each Seller understands that AmeriPath proposes to issue and deliver the shares of AmeriPath Stock issuable in accordance with this Agreement, without compliance with the registration requirements of the Securities Act, that for such purpose AmeriPath will rely upon the representations, warranties, covenants and agreements contained herein, as well as any additional representations, warranties, covenants, agreements and certifications requested by AmeriPath to be delivered by the Sellers at such time(s) of issuance of the AmeriPath Stock; and that such noncompliance with registration is not permissible unless such representations and warranties are correct and such covenants and agreements are performed at and as of the time of issuance; (ii) each Seller understands that, under existing rules of the Securities and Exchange Commission (the "SEC"), there are substantial restrictions in the transferability of his shares of AmeriPath Stock; his shares of AmeriPath Stock may be transferred only if registered under the Securities Act or if an exemption from such registration is available; Sellers may not be able to avail themselves of the provisions of Rule 144 promulgated by the SEC under the Securities Act with respect to the transfer of such shares; (iii) the AmeriPath Stock may not be sold, transferred, pledged, or otherwise disposed of without the consent of AmeriPath and an opinion of counsel for or satisfactory to AmeriPath that registration under the Securities Act or any applicable state securities laws is not required; and (iv) AmeriPath neither has an obligation to register a sale of the AmeriPath Stock held by any Seller nor has it agreed to do so in the future.

                 (c) Each Seller is an "accredited investor", as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act in that each Seller, as of the date of this Agreement, either (a) (either individually or jointly with such Seller's spouse) has a net worth in excess of $1,000,000; or (b) had an individual income in excess of $200,000 in each of the two most recent years or joint income with such Seller's spouse in excess of $300,000 in each of those years, and reasonably expects reaching the same income level in the current year.

                 (d) Each Seller is a sophisticated investor familiar with the type of risks inherent in the acquisition of securities such as the shares of AmeriPath Stock and such Seller's financial position is such that such Seller can afford to retain his shares of AmeriPath Stock for an indefinite period of time without realizing any direct or indirect cash return on such Seller's investment.

                 (e) Each Seller received this Agreement and first learned of the transactions contemplated hereby in Florida. Each Seller executed and will execute all documents contemplated hereby in Florida, and intends that the laws of Florida govern this transaction. Each Seller is a resident of Florida.

                 (f) Each Seller understands, agrees and acknowledges that the AmeriPath Stock has not been registered under the Florida Securities Act or the Securities Act in reliance upon exemption provisions contained therein which AmeriPath believes are available. Any sale made pursuant to such exemption provisions is voidable by the purchaser within three business days after the first tender of consideration is made by the purchaser to the issuer, an agent of the issuer or an escrow agent. A withdrawal within such three-day period will be without any further liability to any Person (except that the Purchase Price attributable to such withdrawal must be returned to the Purchaser). To accomplish this withdrawal, a purchaser need only send a letter or telegram to AmeriPath at the address set forth herein, indicating his or her intention to withdraw. Such letter or telegram should be sent and postmarked prior to the end of the aforementioned third business day. It is advisable to send such letter by certified mail, return receipt requested, to ensure that it is received and also to evidence the date it was mailed. If the request is made orally, in person or by telephone, to a representative of AmeriPath, a written confirmation that the request has been received should be requested.

                 (g) Each Seller is acquiring his shares of AmeriPath Stock for such Seller's own account and not with a view to, or for sale in connection with, the distribution thereof within the meaning of the Securities Act.

                 (h) Each Seller understands that the certificates evidencing his shares of AmeriPath Stock, when and if issued, will bear appropriate restrictive legends.

         2.26 Accounts Receivable; Inventories. The accounts receivable of Gulf Coast as of September 30, 1996 and a summary of accounts receivable as of the date two business days prior to the Closing Date are reflected on Schedule 2.26 attached hereto and are good and collectible. All such accounts receivable are valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and are not subject to defenses, set-offs or counterclaims. Notwithstanding the foregoing representation with respect to accounts receivable, the parties acknowledge and agree that Purchaser shall only be entitled to retain up to $960,000 collected from the accounts receivable existing on the Closing Date pursuant to Section 6.12 of this Agreement. The inventories reflected on the balance sheets included in the Financial Statements, and the inventories held by Gulf Coast on the date hereof, (i) do not include any items which are not usable or saleable in the ordinary course of business of Gulf Coast, and (ii) have been reflected on such balance sheets at the lower of cost or market value (taking into account the usability or salability thereof), in accordance with GAAP. All such inventories are owned free and clear and are not subject to any Lien except to the extent reserved against or reflected in the Financial Statements. Since June 30, 1996, inventories of raw materials and supplies have been purchased by Gulf Coast in the ordinary course of business, consistent with anticipated seasonal requirements, and the volumes of purchases thereof and orders therefor have not been reduced or otherwise changed in anticipation of the transactions contemplated by this Agreement. Gulf Coast is not aware of any material adverse conditions affecting the supply of materials available to Gulf Coast, and, to the best knowledge of Gulf Coast, the consummation of the transactions contemplated hereby will not adversely affect any such supply.

         2.27 Brokerage. Neither Gulf Coast nor any Seller has employed any broker, finder, advisor, consultant or other intermediary in connection with this Agreement or the transactions contemplated by this Agreement who is or might be entitled to any fee, commission or other compensation from Gulf Coast or any Seller, or from the Purchaser or its Affiliates, upon or as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.

         2.28    Improper and Other Payments.  Except as set forth on Schedule
2.28 hereto, (a) neither Gulf Coast, any director, officer, employee thereof, nor, to Gulf Coast's knowledge, any agent or representative of Gulf Coast nor any Person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority, (b) no improper foreign payment (as defined in the Foreign Corrupt Practices Act) has been made, and (c) the internal accounting controls of Gulf Coast are believed by Gulf Coast's management to be adequate to detect any of the foregoing under current circumstances.

         2.29 Participation in Audits. Except as set forth in Schedule 2.29, Gulf Coast has not been informed of any Recoupment Claims (as hereinafter defined) arising in connection with audits or reviews conducted by Medicaid, Medicare or private insurance companies. To the best knowledge of Gulf Coast and the Sellers there is no basis for any Recoupment Claims based upon cost reports, claims or bills submitted or to be submitted in connection with services rendered by Gulf Coast. For purposes of this Section 2.29 the term "Recoupment Claim" shall mean any recoupment or overpayment, set-off, penalty or fine, pending or to the knowledge of Gulf Coast and the Sellers threatened by any third-party payor or governmental authority having jurisdiction over Gulf Coast for amounts arising from or related to payments to Gulf Coast for services rendered prior to the Closing.

         2.30    Health Care Laws & Regulations.

                 (a) Fraud and Abuse. Except as set forth on Schedule 2.30(a), to the best of the Sellers' and Gulf Coast's knowledge, Gulf Coast and its officers, directors, employees, shareholders and providers, have not engaged in any activities which are prohibited under federal Medicaid statues, 42 U.S.C. Section 1320a-7a and 7b, or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations or which are prohibited by rules of professional conduct or which otherwise could constitute fraud, including but not limited to the following: (i) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (ii) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (iv) soliciting, paying or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such enumeration (a) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (b) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicaid; subject, in the case of (iv) to the lack of clarity in the law relating to the marketing of Medicare risk products by brokers.

                 (b) Third-Party Payors. All Contracts with third-party payors were entered into by Gulf Coast in the ordinary course of business. Gulf Coast will have made available to the Purchaser, as of the Closing Date, an accurate and complete list of all third-party payors which have material agreements with Gulf Coast (as set forth on Schedule 2.30(b)), together with accurate and complete copies of all such Contracts. Except as set forth on Schedule 2.30(b), Gulf Coast is in compliance with each third-party payor's Contract, and Gulf Coast has properly charged and billed in accordance with the terms of those Contracts, including, where applicable, billing and collection of all deductibles and co-payments.

                 (c) Compliance with Medicare and Medicaid Programs. Gulf Coast has timely and accurately filed all requisite claims and other reports required to be filed in connection with all state and federal Medicare and Medicaid programs in which Gulf Coast participates due on or before the Closing Date except to the extent that the failure to file such claims and reports would not result in a Material Adverse Effect on Gulf

         Coast. Except as set forth on Schedule 2.30(c) hereto, there are no Claims pending or, to Gulf Coast's knowledge, threatened or scheduled before any Authority, including without limitation, any intermediary, carrier, the Administrator of the Health Care Financing Administration, the Florida Department of Health and Rehabilitative Services, the Agency for Health Care Administration or any other state or federal agency with respect to any Medicare and Medicaid claim filed by Gulf Coast on or before the Closing Date, or program compliance matters, which would have a Material Adverse Effect on Gulf Coast, or its assets, the operations or utility thereof, or the consummation of the transactions contemplated hereby. Gulf Coast has delivered to the Purchaser accurate and complete copies of any Claims, actions or appeals listed on Schedule 2.30(c). Except for routinely scheduled reviews pursuant to Gulf Coast's Medicare and Medicaid Contracts, no valid review or program integrity review related to Gulf Coast has been conducted by any Authority in connection with the Medicare or Medicaid programs and no such review is scheduled, or to Gulf Coast's knowledge, pending or threatened against or affecting Gulf Coast, its business, assets, or the consummation of the transactions contemplated hereby.

                 (d) Rate Limitations and Rates. Each facility currently operated by Gulf Coast charges rates and accordingly bills for services which are legal and proper, and Gulf Coast's standard and Medicare rates are set forth on
                 Schedule 2.30(d). Certain reimbursement rates established by third-party payors are subject to retrospective adjustment, which adjustments are set forth on said Schedule 2.30(d).

                 (e) Reimbursement Documentation. Gulf Coast has filed when due any and all cost reports and other documentation and reports, if any, required to be filed by third-party payors and governmental agencies in compliance with applicable contractual provisions and/or laws, regulations and rules.

                 (f) Patient Referrals. No Person having a "financial relationship" with Gulf Coast, as that term is defined in 42 U.S.C.
         Section 1395nn, is in a position, directly or indirectly, to refer patients or services to Gulf Coast, other than referrals which comply with the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.

         2.31 Financial Condition at Closing. At and as of Closing, Gulf Coast shall have accounts receivable in the amount of $960,000 and cash on hand equal to $100,000.

         2.32 Disclosure. Neither this Agreement nor any of the exhibits, attachments, written statements, documents, certificates or other items prepared for or supplied to the Purchaser by or on behalf of the Sellers or Gulf Coast with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading.

                                  ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Sellers as follows:

         3.1 Corporate Organization, etc. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser is duly qualified or licensed to do business in good standing in every jurisdiction in which the conduct of its business, the ownership or lease of its properties, require it to be so qualified or licensed and the failure to be so qualified or licensed would have a material adverse effect on its business.

         3.2 Subsidiaries. Other than the Subsidiaries of the Purchaser listed in Schedule 3.2 hereto, the Purchaser has no Subsidiaries.

         3.3 Authorization, Etc. The Purchaser has full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of the Purchaser has duly authorized the execution, delivery and performance of this Agreement, the Contingent Notes and the other agreements and transactions contemplated hereby, and no other corporate proceedings on its part are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery of this Agreement by the parties hereto this Agreement shall, and upon issuance of the Contingent Notes in accordance with the provisions hereof the Contingent Notes shall, constitute legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms.

         3.4 No Violation. The execution, delivery and performance by the Purchaser of this Agreement, and all other agreements contemplated hereby, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) result in a violation of, or (c) require any authorization, consent, approval, exemption or other action by or notice to any Authority pursuant to, the certificate of incorporation or by-laws of the Purchaser, or any Regulation to which the Purchaser is subject, or any Contract or Order to which the Purchaser or its properties are subject. The Purchaser will comply with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

         3.5 Governmental Authorities. The Purchaser has complied in all material respects with all applicable Regulations in connection with its execution, delivery and performance of this Agreement and the agreements and transactions contemplated hereby. The Purchaser is not required to submit any notice, report, or other filing with any governmental authority in connection with its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. No authorization, consent, approval, exemption or notice is required to be obtained by the Purchaser in connection with the execution, delivery, and performance of this Agreement and the agreements and transactions contemplated hereby.

         3.6 Issuance of AmeriPath Stock. All shares of AmeriPath Stock required to be issued by AmeriPath to the Sellers, in accordance with the terms and subject to the conditions set forth in this Agreement, shall, upon issuance and delivery, be duly authorized, validly issued, fully paid and non-assessable.

         3.7 Financial Statements. To the best of Purchaser's knowledge, the Purchaser Financial Statements (as defined below) fairly present its financial position, business and operations, and are maintained in accordance with reasonable business standards and do not fail to reflect any material activity, charge, expense, income or other action or attribute of the Purchaser. True and complete copies of the Purchaser's financial statements for the year ended December 31, 1995, and the six (6) months ended June 30, 1996 (collectively, the "Purchaser Financial Statements") are attached as
Exhibit 3.7 of this Agreement. Such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied (except for purchase accounting adjustments that may be required by GAAP) and accurately reflect the Purchaser's business, operations, financial results, financial position, expenses, incomes, assets and liabilities and are complete in all material respects as of their respective dates. There has been no material adverse change to Purchaser's financial position since the financial statements dated June 30, 1996.


                                   ARTICLE IV

                            COVENANTS OF THE SELLERS

         From the date hereof until the Closing, except as otherwise consented to or approved by the Purchaser in writing, Gulf Coast covenants and agrees that it shall act, and the Sellers shall cause Gulf Coast to so act or refrain from acting where required hereinafter, to comply with the following:

         4.1 Regular Course of Business. Gulf Coast shall operate its business diligently and in good faith and in the ordinary and usual course, consistent with past management practices; shall maintain all of its respective properties in good order and condition, shall maintain (except for expiration due to lapse of time) all leases and Contracts in effect without change except as expressly provided herein; shall comply with the provisions of all Regulations and Orders applicable to Gulf Coast and the conduct of its respective business; shall not cancel, release, waive or compromise any debt (other than as provided in this Agreement), Claim or right in its favor; shall not alter the rate or basis of compensation of any of its officers, directors, employees or consultants; shall maintain insurance and reinsurance coverage as in effect on the date hereof up to the Closing Date; and shall preserve the business of Gulf Coast intact, and use its best efforts to keep available for Gulf Coast and the Purchaser the services of the officers and employees of

Gulf Coast, and to preserve the good will of clients, patients, suppliers and others having business relations with Gulf Coast.

         4.2 Amendments. Except as provided in Section 4.9 of this Agreement, no change or amendment shall be made in the articles of incorporation or by-laws of Gulf Coast. Gulf Coast shall not merge with or into or consolidate with any other corporation or Person, acquire substantially all of the assets of any Person or change the character of its business.

         4.3 Capital Changes; Pledges. Except as contemplated under this Agreement, Gulf Coast shall not issue or sell any shares of its capital stock of any class or issue or sell any securities convertible into, or options, warrants to purchase or rights to subscribe to, any shares of its capital stock and Gulf Coast shall not pledge or otherwise encumber any shares of its capital stock.

         4.4 Dividends. Except as provided in Section 4.6, Section 7.13, or as set forth on Schedule 2.11, Gulf Coast shall not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, nor shall Gulf Coast, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock.

         4.5 Capital and Other Expenditures. Gulf Coast shall not make any capital expenditures, or commitments with respect thereto.

         4.6 Cash and Cash Equivalents. Cash and cash equivalents shall be preserved, and expended, solely in the ordinary and usual course of business; provided, however, that prior to the Closing, cash on hand in excess of $100,000 may be distributed by Gulf Coast to the Sellers.

         4.7 Borrowing. Gulf Coast shall not incur, assume or guarantee any indebtedness, obligations or liabilities not reflected on the Financial Statements (or the balance sheets included therein) except in the ordinary course of business or for purposes of consummation of the transactions contemplated by this Agreement and in any case only after consultation with the Purchaser.

         4.8 Other Commitments. Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by the Purchaser, Gulf Coast shall not enter into any transaction or make any commitment or incur any obligation (including entering into any real property leases).

         4.9 Amendments to Charter. Prior to the Closing, the Sellers shall deliver to the Purchaser the certified amendment to Gulf Coast's articles of incorporation, which among other things, (i) changed the company's name to Gulf Coast Pathology Associates, Inc. and (ii) provided that the company may operate for any lawful purpose. All of such amendments (together, the "Gulf Coast Charter Amendments") shall be in form and substance satisfactory to AmeriPath.

         4.10 Interim Financial Information. To the extent available, Gulf Coast shall supply the Purchaser with unaudited financial statements (including, without limitation, balance sheets and statements of revenues and expenses) and information for each calendar month, promptly following the conclusion of such month, and as Gulf Coast may otherwise reasonably request.

         4.11    Full Access and Disclosure.

                 (a) Gulf Coast shall afford to the Purchaser and its counsel, accountants and other authorized representatives reasonable access during business hours to Gulf Coast's facilities, properties, books and records in order that the Purchaser may have full opportunity to make such reasonable investigations as it shall desire to make of the affairs of Gulf Coast; and the Sellers shall cause Gulf Coast's officers, employees and auditors to furnish such additional financial and operating data and other information as the Purchaser shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to Gulf Coast made by Gulf Coast's independent auditors in connection with any examination of Gulf Coast's Financial Statements and books and records.

                 (b) From time to time prior to the Closing Date, Gulf Coast shall promptly supplement or amend information previously delivered to the Purchaser with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

                 (c) In connection with any "due diligence" examination performed by the Purchaser with respect to the business of Gulf Coast, the Sellers shall fully cooperate and the results of such "due diligence" examination shall be satisfactory to the Purchaser.

         4.12 Confidentiality. The Sellers and Gulf Coast shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Purchaser's prior consent, all written and oral information furnished or disclosed by or received from the Purchaser or its officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

         4.13 Breach of Agreement. Neither the Sellers nor Gulf Coast shall take any action which, if taken on or prior to the Closing Date, would constitute a breach of this Agreement.

         4.14 Fulfillment of Conditions Precedent. Gulf Coast and the Sellers shall use their best efforts to obtain at their expense, on or prior to the Closing Date, all such waivers, Permits, consents, approvals or other authorizations from third parties and Authorities, and to do all things as may be necessary or desirable in connection with the transactions contemplated by this Agreement in order to fully and expeditiously consummate the transactions contemplated by this Agreement.

                                   ARTICLE V

                           COVENANTS OF THE PURCHASER

         The Purchaser hereby covenants and agrees with Gulf Coast and the Sellers that prior to the Closing or the termination of this Agreement:

         5.1 Confidentiality. The Purchaser shall, and shall cause its principals, officers and other personnel and authorized representatives to, hold in confidence, and not disclose to any other party without the Sellers' prior consent, all information received by it from the Sellers or Gulf Coast's officers, directors, employees, agents, counsel and auditors in connection with the transactions contemplated hereby except as may be required by applicable law or as otherwise contemplated herein.

         5.2     Full Access and Disclosure.

                 (a) The Purchaser shall afford to Gulf Coast and the Sellers, and their counsel, accountants and other authorized representatives reasonable access during business hours to the Purchaser's facilities, properties, books and records in order that the Sellers may have full opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Purchaser; and the Purchaser shall cause its officers, employees and auditors to furnish such additional financial and operating data and other information as the Sellers shall from time to time reasonably request including, without limitation, any internal control recommendations applicable to the Purchaser made by the Purchaser's independent auditors in connection with any examination of the Purchaser's financial statements and books and records.

                 (b) From time to time prior to the Closing Date, the Purchaser shall promptly supplement or amend information previously delivered to Gulf Coast and/or the Sellers with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth herein or disclosed.

                 (c) The Purchaser shall fully cooperate in connection with any "due diligence" examination performed by Gulf Coast or the Sellers with respect to the business of the Purchaser. For purposes of this Section 5.2, "Purchaser" shall mean and include AmeriPath and its Subsidiaries.


                                   ARTICLE VI

                                OTHER AGREEMENTS

         The parties hereto further agree, on or before the Closing Date, as follows:

         6.1 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations to consummate and make effective the transactions contemplated by this Agreement. In furtherance and not in limitation of the preceding sentence, the parties hereto shall use their best efforts to cause the Closing to take place on or before October 31, 1996. If at any time after the Closing Date the Purchaser shall consider or be advised that any further deeds, assignments or assurances in law or in any other things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Purchaser (or Gulf Coast, as appropriate), the title to any property or rights of the Sellers acquired or to be acquired by reason of, or as a result of, the acquisition, the Sellers agree that the Sellers shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights in Gulf Coast and otherwise to carry out the purpose of this Agreement.

         6.2 Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Sections 7.2 or 8.2 is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto.

         6.3 Consents. Without limiting the generality of Section 6.1, each of the parties hereto shall use their best efforts to obtain all permits, authorizations, consents and approvals of all Persons and governmental authorities necessary, proper or advisable in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing Date.

         6.4 No Solicitation or Negotiation. Unless and until this Agreement is terminated, neither any Seller nor Gulf Coast through its directors, officers, employees, representatives, agents, advisors, accountants and attorneys shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning, or provide any confidential information or data to any Person with respect to, or have any discussions with any Persons relating to, any acquisition, business combination or purchase of all or any significant asset of, or any equity interest in, Gulf Coast, or otherwise facilitate any effort or attempt to do or seek any of the foregoing, and shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Should Gulf Coast or any Seller be contacted with respect to any offer, inquiry or proposal, Gulf Coast and the Sellers shall immediately advise the Purchaser in writing of the name, address and phone number of the contact and the nature of the inquiry.

         6.5 No Termination of Sellers' Obligations by Subsequent Incapacity, Etc. The Sellers specifically agree that the obligations of the Sellers hereunder, including, without limitation, obligations pursuant to
Article XI and Section 6.4 shall not be terminated by their death or incapacity.

         6.6 Employment Agreements. Gulf Coast and the Sellers shall, at or prior to the Closing, terminate the existing employment agreements between Gulf Coast and each of the Sellers, and each Seller shall enter into an Employment Agreement with AmeriPath Florida in the form of Exhibit 6.6 attached hereto (the "Employment Agreements").

         6.7 Public Announcements. Neither the Sellers nor Gulf Coast nor any Affiliate, representative or shareholder of either of such Persons, shall disclose any of the terms of this Agreement to any third party (other than the Purchaser's advisors and senior lending group and the Sellers' advisors) without the other party's prior written consent unless required by any applicable law. The form, content and timing of any and all press releases, public announcements or publicity statements (except for any disclosures under or pursuant to Federal or State securities laws in connection with the registration of AmeriPath's securities or otherwise) with respect to this Agreement or the transactions contemplated hereby shall be subject to the prior approval of the Purchaser. No press releases, public announcements or publicity statements shall be released by either party without prior mutual agreement.

                 The parties hereto further agree, from and after the Closing Date, as follows:

         6.8 Deliveries After Closing. From time to time after the Closing, at the Purchaser's request and without expense to Gulf Coast and without further consideration from the Purchaser or Gulf Coast, the Sellers shall execute and deliver such other instruments of conveyance and transfer and take such other action as the Purchaser reasonably may require to convey, transfer to and vest in the Purchaser, and to put the Purchaser in possession of, any rights or property to be sold, conveyed, transferred or delivered hereunder.

         6.9     Non-Competition Covenant.

                 (a) As a material and valuable inducement for the Purchaser to enter into this Agreement, pay and deliver the Purchase Price consideration and consummate the transactions provided for herein, during the "Restricted Period" (as hereinafter defined), each Seller agrees that he shall not, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any Person:

                          (i) engage in the practice of pathology within the counties of Sarasota, Collier, Charlotte or Lee in the State of Florida (the "Restricted Territory"); or

                          (ii) from any facility or location, whether within or without the Restricted Territory, (x) perform pathology services for any patient, laboratory or health care provider located in the Restricted Territory or (y) perform pathology services for any patient, laboratory or health care provider who was or is a customer, client or patient in the State of Florida of an AmeriPath Affiliate or who is a prospective customer, client or patient in the State of Florida of an AmeriPath Affiliate; except that it shall not be a violation of this Section 6.9 for the Sellers to perform pathology services in the Restricted Territory during the Restricted Period (a) as an employee of a local, federal or state government or agency; (b) in performing the Sellers's duties as a member of the United States military services or the National Guard; or (c) on a locum tenens basis; or

                          (iii) engage in the business of consolidating pathology practices in the United States.

                 (b) As used in this Agreement, the term "Restricted Period" shall mean and include a period of five (5) years, from the Closing to the fifth (5th) anniversary of the Closing; provided, however, that if a Seller's employment by an AmeriPath Affiliate is terminated sooner, the Restricted Period shall mean and include a period of two (2) years after such termination; provided, further, that the Restricted Period shall mean and include five (5) years from the termination of such Seller's employment if the employment is terminated due to the fraud or willful misconduct of Seller.

                 (c) Each Seller further agrees that during the Restricted Period, the Seller will not knowingly, directly or indirectly, (a) solicit the employment of any employee, agent or consultant of any AmeriPath Affiliate who was such at any time during the twelve (12) months preceding the Sellers's termination of employment with the AmeriPath Affiliate, or (b) induce any employee of an AmeriPath Affiliate to leave the employ of any such AmeriPath Affiliate, unless in each case the Seller obtains the prior written consent of AmeriPath.

                 (d) Each Seller covenants and agrees that the restrictions set forth in this Section 6.9 are fair, reasonable and necessary to protect the interests of AmeriPath and its Affiliates, such restrictions were negotiated and bargained for and the consideration delivered in connection with this Agreement reflects and assumes the Seller's strict compliance with, and the enforceability by the Purchaser of, these restrictions.

                 (e) Each Seller acknowledges and agrees that the provisions of Section 6.9 and Section 6.10 are material and of the essence to this Agreement. In addition, if the scope of any restriction or covenant contained in either such Section should be or become too broad or extensive to permit enforcement thereof to its fullest extent, then such restriction or covenant shall be enforced to the maximum extent permitted by law, and the Sellers hereby consent and agree that (a) it is the parties intention and agreement that the covenants and restrictions contained herein be enforced as written, and (b) in the event a court of competent jurisdiction should determine that any restriction or covenant contained herein is too broad or extensive to permit enforcement thereof to its fullest extent, the scope of any such restriction or covenant may be modified accordingly in any judicial proceeding brought to enforce such restriction or covenant, but should be modified to permit enforcement of the restrictions and covenants contained herein to the maximum extent the court, in its judgment, will permit.

         6.10    Non-disclosure; Confidentiality.

                 (a) Confidential Information. By virtue of each Seller's employment, association or involvement with an AmeriPath Affiliate, the Sellers may obtain confidential or proprietary information developed, or to be developed, by an AmeriPath Affiliate. "Confidential Information" means all proprietary or business-sensitive information, whether in oral, written, graphic, machine-readable tangible form, and whether or not registered, and including all notes, plans, records, documents and other evidence thereof, including but not limited to all: patents, patent applications, copyrights, trademarks, trade names, service marks, service names, "know- how," patient lists, details of client or consulting contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, procurement and sales activities, promotion and pricing techniques, credit and financial data concerning customers, business acquisition plans or any portion or phase of any scientific or technical information, discoveries, computer software or programs used or developed in whole or in part by any AmeriPath Affiliate (including source or object codes), processes, procedures, formulas or improvements of any AmeriPath Affiliate; algorithms; computer processing systems and techniques; price lists; customer lists; procedures; improvements, concepts and ideas; business plans and proposals; technical plans and proposals; research and development; budgets and projections; technical memoranda, research reports, designs and specifications; new product and service developments; comparative analyses of competitive products, services and operating procedures; and other information, data and documents now existing or later acquired by an AmeriPath Affiliate, regardless of whether any of such information, data or documents qualify as a "trade secret" under applicable Federal or State law. "Confidential Information" shall not include (a) any information which is in the public domain during the period of service by the Sellers or becomes public thereafter, provided such information is not in the public domain as a consequence of disclosure by a Seller in violation of this Agreement, and (b) any information not considered confidential information by similar enterprises operating in the clinical or anatomical laboratory industry or otherwise in the ordinary course.

                 (b) Non-Disclosure. Each Seller agrees that, except as directed by the Seller's employer (which employer is an AmeriPath Affiliate), as required or otherwise contemplated under this Agreement or the Employment Agreement or as otherwise required by law, he will not at any time (during the term of the Seller's employment by an AmeriPath Affiliate or at any time thereafter), except as may be expressly authorized by the AmeriPath Affiliate in writing, disclose to any Person or use any Confidential Information whatsoever for any purpose whatsoever, or permit any Person whatsoever to examine and/or make copies of any reports or any documents or software (whether in written form or stored on magnetic, optical or other mass storage media) prepared by him or that come into his possession or under his control by reason of his employment by an AmeriPath Affiliate or by reason of any consulting or software development services he has performed or may in the future perform for an AmeriPath Affiliate which contain or are derived from Confidential Information. Each Seller further agrees that while employed at an AmeriPath Affiliate, no Confidential Information shall be removed from the AmeriPath Affiliate's business premises, without the prior written consent of such AmeriPath Affiliate.

                 (c) AmeriPath Group Property. As used in this Agreement, the term "AmeriPath Group Property" means all documents, papers, computer printouts and disks, records, customer or patient lists, files, manuals, supplies, computer hardware and software, equipment, inventory and other materials that have been created, used or obtained by any AmeriPath Affiliate, or otherwise belonging to any AmeriPath Affiliate, as well as any other materials containing Confidential Information as defined above. Each Seller recognizes and agrees that:

                          (i) All the AmeriPath Group Property shall be and remain the property of the AmeriPath Affiliate to which such belongs;

                          (ii) The Sellers will preserve, use and hold the AmeriPath Group Property only for the benefit of AmeriPath and its Affiliates and to carry out the business of the AmeriPath Affiliate, AmeriPath and its Affiliates; and

                          (iii) When the Seller's employment is terminated, the Seller will immediately deliver and surrender to the AmeriPath Affiliate all the AmeriPath Group Property, including all copies, extracts or any other types of reproductions, which the Seller has in his possession or control.

         6.11 Rule 144 Best Efforts. Following such time, if any, that AmeriPath is or may become, and solely while AmeriPath is, a public company with its securities registered under the Securities Act, and listed or quoted for trading by a national securities exchange or inter-dealer quotation system, AmeriPath will use its best efforts to see that AmeriPath is in compliance with the requirements of Rule 144 under the Securities Act applicable to the issuer of securities, so as to facilitate non-registered sales of AmeriPath Stock by the Sellers who then own AmeriPath Stock consistent with the requirements and limitations of Rule 144. Nothing in this Section 6.11 shall be deemed as either (i) any representation or warranty that Ameripath will become or remain a public company with securities registered under the Securities Act, or (ii) any covenant or agreement by AmeriPath to register, under federal or state securities laws or otherwise, any AmeriPath securities issued to, or held by, the Sellers.

         6.12 Collected Accounts Receivable. The Sellers shall prepare a schedule of the accounts receivable of Gulf Coast existing on the Closing Date (the "Closing Date Receivables"). Purchaser shall use its reasonable best efforts to collect the Closing Date Receivables. Amounts collected in excess of $960,000 that are attributable to Closing Date Receivables shall be paid over to Sellers as additional Purchase Price as follows: within ten (10) days after the sixth monthly anniversary of the Closing, a lump sum equal to the collected amount of the Closing Date Receivables that is in excess of $960,000, if any, and, thereafter, any Closing Date Receivables collected in excess of $960,000 shall be paid to Sellers on a monthly basis on the tenth day of each month following such collections, until such time as the Closing Date Receivables have been collected in full or, in the good faith judgment of AmeriPath's senior management, become uncollectible.


                                  ARTICLE VII

                 CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER

         Each and every obligation of the Purchaser under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, unless waived in writing by the Purchaser:

         7.1 Representations and Warranties; Covenants and Agreements. The representations and warranties of the Sellers contained in Article II and elsewhere in this Agreement and all information contained in any exhibit, certificate, schedule or attachment hereto or in any writing delivered by, or on behalf of, the Sellers or Gulf Coast to the Purchaser, shall be true and correct when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Sellers and Gulf Coast shall have performed and complied with all agreements, covenants and conditions and shall have made all deliveries required by this Agreement to be performed, delivered and complied with by them prior to the Closing Date. The Sellers and the president of Gulf Coast shall have executed and delivered to the Purchaser a certificate, dated the Closing Date, certifying to the foregoing.

         7.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         7.3 Third Party Consents. The Purchaser, the Sellers and Gulf Coast shall have obtained all consents, approvals, waivers or other authorizations with respect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, such that the contracts and leases listed in Schedule 7.3 hereto shall remain in effect (without default, acceleration, termination, assignment, right of termination or assignment, payment, increase in rates or compensation payable, penalty, interest or other adverse effect) from and after the Closing Date as such contracts and leases operated and were in effect before the Closing Date.

         7.4 Regulatory Approvals. The Federal and State regulatory agencies or authorities listed in Schedule 7.4 hereto shall have approved the applications listed in such Schedule with respect to the change of control represented by the transactions contemplated by this Agreement, and such approval shall not impose financial obligations on the Purchaser that are objectionable to it.

         7.5 No Material Adverse Change. There shall have been no Material Adverse Change since the date of this Agreement. The Purchaser shall have received a certificate (which shall be addressed to the Purchaser), dated the Closing Date, of the president and chief financial officer of Gulf Coast, certifying to the foregoing.

         7.6 Opinion of Sellers' Counsel. The Purchaser shall have received an opinion of counsel to the Sellers and Gulf Coast (which will be addressed to the Purchaser and its senior lenders), dated the Closing Date, in the form of Exhibit 7.6 hereto.

         7.7 Employment Agreements. The Sellers shall have terminated their existing employment agreements with Gulf Coast and each of the Sellers shall have executed and delivered to the Purchaser an Employment Agreement with AmeriPath Florida in the form of Exhibit 6.6 attached hereto.

         7.8 Delivery of Gulf Coast Share Certificates. The Sellers shall have executed and delivered to AmeriPath this Agreement, or a counterpart hereof, and shall have delivered at the Closing stock certificates representing all of the Gulf Coast Shares, duly endorsed for transfer to the Purchaser, together with stock powers duly executed in blank.

         7.9 Shareholders' Agreement. At the Closing, the Sellers shall have executed and delivered to AmeriPath a counterpart signature page to that certain Shareholders' Agreement, dated as of February 29, 1996, by and among AmeriPath and each of the stockholders of AmeriPath (the "Shareholders' Agreement"), pursuant to which each Seller agrees to be bound by all of the provisions of the Shareholders' Agreement, in accordance with their terms, to the same extent as if he had been an original signatory thereto.

         7.10 Subordination Agreement. At the Closing, the Sellers shall have executed and delivered the Subordination Agreement, attached hereto as
Exhibit 7.10, pursuant to which each Seller agrees to be bound by all of the provisions of the Subordination Agreement in accordance with their terms.

         7.11 Gulf Coast Charter Amendments. Gulf Coast shall have taken all appropriate and required board of director and shareholder action to approve, shall have filed with the Florida Department of State in form acceptable for filing, and shall have delivered to the Purchaser, an amendment to Gulf Coast's articles of incorporation, which amendment (i) shall be in form and substance satisfactory to AmeriPath, and (ii) shall include the Gulf Coast Charter Amendments (as such term is defined in Section 4.9 hereof).

         7.12 Satisfaction of Indebtedness; Creditor Consents. Gulf Coast shall have satisfied all outstanding obligations under its loans from shareholders set forth on Schedule 7.12 hereto. Such shareholders shall have agreed in writing with Gulf Coast as to the amounts owed in order to have been paid in full. Gulf Coast shall have obtained from the shareholders set forth on Schedule 7.12 and shall provide to the Purchaser at Closing such releases as shall be required by the Purchaser and its lenders.

         7.13 Vehicles and Personal Property. Prior to the Closing, Gulf Coast shall have transferred to Sellers the vehicles and personal property set forth on Schedule 7.13. Purchaser shall not acquire any rights nor assume any obligations with respect to the items listed on Schedule 7.13.


                                  ARTICLE VIII

                  CONDITIONS TO THE OBLIGATIONS OF THE SELLERS

         Each and every obligation of the Sellers under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Sellers:

         8.1 Representations and Warranties; Performance. The representations and warranties of the Purchaser contained in Article III and elsewhere in this Agreement and all information contained in any exhibit, schedule or attachment hereto, delivered by or on behalf of the Purchaser to the Sellers, shall be true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though then made, except as expressly provided herein. The Purchaser shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. The Chief Operating Officer of the Purchaser shall have delivered to the Sellers a certificate, dated the Closing Date, certifying to the foregoing.

         8.2 No Injunction. No preliminary or permanent injunction or other Order, decree or ruling issued by any Authority, or any Regulation promulgated or enacted by any Authority shall be in effect, which would prevent the consummation of the transactions contemplated hereby.

         8.3 Purchase Consideration. The Sellers shall have received the consideration (in the form of cash and Contingent Notes) required to be delivered at Closing and to which the Sellers are entitled pursuant to Section
1.1 (and as set forth on Schedule 1.1.) hereof.

         8.4 Employment Agreements. AmeriPath Florida shall have executed and delivered to each of the Sellers the Employment Agreements.


                                   ARTICLE IX

                                    CLOSING

         9.1 Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, a closing of the transactions contemplated by this Agreement (the "Closing") shall be held on October 24, 1996, or on such other date which is mutually agreed upon in writing following the satisfaction or waiver of the conditions to closing set forth in Article VII and Article VIII hereof (the "Closing Date").

         9.2     Closing Deliveries.  At the Closing,

                 (a) the Sellers and Gulf Coast shall deliver or cause to be delivered to the Purchaser:

                          (i) a certificate or certificates evidencing all of the Gulf Coast Shares, duly endorsed for transfer with all necessary transfer stamps affixed;

                          (ii) the Officer's Certificates required by Sections 7.1 and 7.5;

                          (iii) copies of all consents and approvals required by Sections 7.3, 7.4 and 7.12;

                          (iv)    the Opinion of Counsel required by Section
                 7.6;

                          (v)     the Employment Agreements required by
                 Section 7.7;

                          (vi) the counterpart signature page to the Shareholders' Agreement required by Section 7.9;

                          (vii)   the Subordination Agreement required by
                 Section 7.10;

                          (viii) a certificate, signed by the secretary of Gulf Coast, as to the articles of incorporation and by-laws of Gulf Coast, the resolutions adopted by the board of directors and shareholders of Gulf Coast in connection with this Agreement, the incumbency of certain officers of Gulf Coast and the jurisdictions in which Gulf Coast is qualified to conduct business, in form acceptable to the Purchaser;

                          (ix) certificates issued by the appropriate governmental authorities evidencing the good standing, with respect to both the conduct of business and the payment of all franchise taxes, of Gulf Coast as of a date not more than ten
                 (10) days prior to the Closing Date, as a corporation organized under the laws of the State of Florida and as a foreign corporation authorized to do business under the laws of the various jurisdictions where it is so qualified.

                          (x) such other certified resolutions, documents and certificates as are required to be delivered by the Sellers or Gulf Coast pursuant to the provisions of this Agreement.

                 (b)      The Purchaser shall deliver to the Sellers:

                          (i) the consideration (in the form of cash, stock and Contingent Notes) required to be paid or delivered to the Sellers at Closing in accordance with Section 1.1 (to be distributed to the Sellers in accordance with Schedule 1.1).

                          (ii)    the Officer's Certificate required by
                 Section 8.1; and

                          (iii)   the Employment Agreements required by
                 Section 8.4;

                          (iv) such other certified resolutions, documents and certificates as are required to be delivered by the Purchaser pursuant to the provisions of this Agreement.


                                   ARTICLE X

                          TERMINATION AND ABANDONMENT

         10.1 Methods of Termination. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time:

                 (a) by mutual consent of the Purchaser, the Sellers and Gulf Coast;

                 (b) by the Purchaser or all of the Sellers and Gulf Coast if this Agreement is not consummated on or before October 31, 1996; provided, however, that if any party has breached or defaulted with respect to its respective obligations under this Agreement on or before such date, such party may not terminate this Agreement pursuant to this Section 10.1(b), and each other party to this Agreement shall at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable law; or

                 (c) by the Purchaser if as of the Closing Date (including any extensions) any of the conditions specified in Article VII hereof shall not have been satisfied or if Gulf Coast or any of the Sellers is otherwise in default under this Agreement.

         10.2 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 10.1 hereof, and subject to the proviso contained in Section 10.1(b), this Agreement shall terminate and shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

                 (a) each party shall redeliver all documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                 (b) all information received by any party hereto with respect to the business of any other party or Gulf Coast (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

                 (c) no party hereto shall have any further liability or obligation to any other party under or in connection with this Agreement; provided, however, the non-breaching or non-defaulting party shall not be foreclosed from bringing a Claim or cause of action or otherwise recovering from the breaching or defaulting party.


                                   ARTICLE XI

                       SURVIVAL OF TERMS; INDEMNIFICATION

         11.1 Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto; provided, however, that (a) the agreements and covenants set forth in this Agreement shall survive and continue until all obligations set forth therein shall have been performed and satisfied; and (b) all representations and warranties shall survive and continue until:

                          (1) with respect to the representations and warranties in Sections 2.16 (tax matters), 2.18 (ERISA matters), 2.20 (environmental matters) and 2.30 (health care regulatory matters), until sixty (60) days following the expiration of the applicable statute of limitations;

                          (2) with respect to the representations and warranties in Sections 2.3 (capitalization), 2.4 (title to the Gulf Coast Shares) and 2.6 (options and rights on capital stock), these representations shall survive and continue forever and without limitation; and

                          (3) with respect to all other representations and warranties, the date upon which AmeriPath receives from its outside auditors the audited financial statements for AmeriPath's fiscal year ending December 31, 1998 (the "1998 Audit Date"), except for representations, warranties and indemnities for which an indemnification Claim shall be pending as of the 1998 Audit Date, in which event such indemnities shall survive with respect to such Claim until the final disposition thereof.

         11.2 Indemnification by the Sellers. Subject to this Article XI, the Purchaser and its officers, directors, employees, shareholders, representatives and agents shall be indemnified and held harmless by the Sellers, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any of the following:

                 (a) Any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Sellers or Gulf Coast under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Sellers or Gulf Coast hereunder;

                 (b) Any and all liabilities of Gulf Coast of any nature whether accrued, absolute, contingent or otherwise, and whether known or unknown, existing at the Closing Date to the extent not reflected and reserved against in the statement of assets and liabilities for the six months ended June 30, 1996 included in the Financial Statements or not otherwise adequately disclosed in this Agreement or the schedules or exhibits thereto, including, without limitation:

                          (i) All Tax liabilities of Gulf Coast, together with any interest or penalties thereon or related thereto, through the Closing Date and any Tax liability of Gulf Coast arising in connection with the transactions contemplated hereby. Any Taxes, penalties or interest attributable to the operations of Gulf Coast payable as a result of an audit of any tax return shall be deemed to have accrued in the period to which such Taxes, penalties or interest are attributable;

                          (ii) All environmental liabilities relating to any of Gulf Coast's properties, including federal, state and local environmental liability, together with any interest or penalties thereon or related thereto, through the Closing Date, but excluding any amount for which there is an adequate accrual and reserve on the statement of assets and liabilities for the six months ended June 30, 1996 included in the Financial Statements;

                          (iii) All claims by Medicare, Medicaid, or any other third party payor relating to reimbursement for services provided by Gulf Coast prior to the Closing Date ("Reimbursement Claims"). Indemnification by Sellers for Reimbursement Claims shall include all costs incurred by Purchaser for such claims, including, but not limited to, applicable investigative and audit expenses, attorneys fees, reimbursement costs, and any fines and penalties levied against Gulf Coast; and

                 (c) All demands, assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with any Claim incident to any of the foregoing.

                 (d) All other Claims of the Purchaser shall be resolved in accordance with Section 11.4.

         11.3 Indemnification by the Purchaser. Subject to this Article XI, the Sellers and their heirs, assigns, representatives and agents shall be indemnified and held harmless by the Purchaser, at all times after the date of this Agreement, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the fees and expenses of counsel) resulting from, or in respect of, any misrepresentation, breach of warranty, or non-fulfillment of any obligation on the part of the Purchaser under this Agreement, any document relating thereto or contained in any schedule or exhibit to this Agreement or from any misrepresentation in or omission from any certificate, schedule, other agreement or instrument by the Purchaser hereunder.

         11.4 Third-Party Claims. Except as otherwise provided in this Agreement, the following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "indemnitee") of notice of the commencement of any (a) Tax audit or proceeding for the assessment of Tax by any taxing authority or any other proceeding likely to result in the imposition of a Tax liability or obligation or (b) any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "indemnitor") is, or may be, required under this Agreement to indemnify such indemnitee, the indemnitee will, if a Claim thereon is to be, or may be, made against the indemnitor, notify the indemnitor in writing of the commencement or assertion thereof and give the indemnitor a copy of such Claim, process and all legal pleadings. The indemnitor shall have the right to participate in the defense of such action with counsel of reputable standing. The indemnitor shall have the right to assume the defense of such action unless such action (i) may result in injunctions or other equitable remedies in respect of the indemnitee or its business; (ii) may result in liabilities which, taken with other then existing Claims under this Article XI, would not be fully indemnified hereunder; or
(iii) may have an adverse impact on the business or financial condition of the indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the indemnitee). The indemnitor and the indemnitee shall cooperate in the defense of such Claims. In the case that the indemnitor shall assume or participate in the defense of such audit, assessment or other proceeding as provided herein, the indemnitee shall make available to the indemnitor all relevant records and take such other action and sign such documents as are necessary to defend such audit, assessment or other proceeding in a timely manner. If the indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the indemnitor has agreed to indemnify the indemnitee under this Agreement, the indemnitor shall promptly reimburse the indemnitee in an amount equal to the amount of such payment plus all reasonable expenses (including legal fees and expenses) incurred by such indemnitee in connection with such obligation or liability subject to this Article XI.

                 Prior to paying or settling any Claim against which an indemnitor is, or may be, obligated under this Agreement to indemnify an indemnitee, the indemnitee must first supply the indemnitor with a copy of a final court judgment or decree holding the indemnitee liable on such claim or failing such judgment or decree, and must first receive the written approval of the terms and conditions of such settlement from the indemnitor. An indemnitor shall have the right to settle any Claim against it, subject to the prior written approval of the indemnitee, which approval shall not be unreasonably withheld.

                 An indemnitee shall have the right to employ its own counsel in any case, but the fees and expenses of such counsel shall be at the expense of the indemnitee unless (a) the employment of such counsel shall have been authorized in writing by the indemnitor in connection with the defense of such action or Claim, (b) the indemnitor shall not have employed, or is prohibited under this Section 11.4 from employing, counsel in the defense of such action or Claim, or (c) such indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the indemnitor, in any of which events such fees and expenses of not more than one additional counsel for the indemnified parties shall be borne by the indemnitor.

         11.5    Deductible.  Notwithstanding the foregoing provisions of this
Article XI, except for the next succeeding sentence of this Section 11.5, no indemnification pursuant to this Article XI shall be required of an indemnifying party hereunder unless and until the aggregate amount due the indemnified party for all Claims under this Article XI shall exceed $50,000.00 (the "Deductible"). Notwithstanding the foregoing, no Claim (regardless of amount) that arises out of (i) a breach of any of the representations or warranties contained in Sections 2.3 (capitalization), 2.5 (title to the Shares), 2.6 (options and rights on capital stock), 2.16 (tax matters) or 2.31 (selected financial amounts as of Closing) or (ii) an event specified in
Section 11.2(c), shall at any time be subject to the Deductible.


                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

         12.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented only by a written agreement signed by Gulf Coast, the Purchaser and the Sellers.

         12.2 Entire Agreement. This Agreement, including the schedules and exhibits hereto and the documents, annexes, attachments, certificates and instruments referred to herein and therein, embodies the entire agreement and understanding of the parties hereto in respect of the agreements and transactions contemplated by this Agreement and supersedes all prior agreements, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to such transactions, other than those expressly set forth or referred to herein.

         12.3    Certain Definitions.

                 "Affiliate" means, with regard to any Person, (a) any Person, directly or indirectly, controlled by, under common control of, or controlling such Person, (b) any Person, directly or indirectly, in which such Person holds, of record or beneficially, five percent or more of the equity or voting securities, (c) any Person that holds, of record or beneficially, five percent or more of the equity or voting securities of such Person, (d) any Person that, through Contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (e) any Person that, through Contract, relationship or otherwise, is influenced substantially in the management of their affairs by such Person, or (f) any director, officer, partner or individual holding a similar position in respect of such Person.

                 "Authority" means any governmental, regulatory or administrative body, agency, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory agency, arbitrator authority, whether international, national, federal, state or local.

                 "Claim" means any action, claim, obligation, liability, expense, lawsuit, demand, suit, inquiry, hearing, investigation, notice of a violation, litigation, proceeding, arbitration, or other dispute, whether civil, criminal, administrative or otherwise, whether pursuant to contractual obligations or otherwise.

                 "Contract" means any agreement, contract, commitment, instrument or other binding arrangement or understanding, whether written or oral.

                 "Environmental Law" means any Regulation, Order, settlement agreement or governmental requirement, which relates to or otherwise imposes liability or standards of conduct concerning mining or reclamation of mined land, discharges, emissions, releases or threatened releases of noises, odors or any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous wastes, substances or materials, including (but not limited to) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called "Superlien" law, and any other similar Federal, state or local statutes.

                 "Environmental Permit" shall mean Permits, certificates, approvals, licenses and other authorizations relating to or required by Environmental Law and necessary or desirable for the Corporation's business.

                 "GAAP" means generally accepted accounting principles, applied on a consistent basis.

                 "Health Care Laws" means any Federal, state, or local Regulation or Order, of any Authority, which relates to or otherwise imposes liability or standards of conduct concerning the licensure, certification, qualification, or operation of a health maintenance organization, pharmacy, home health agency or other aspect of a Corporation's business subject to such Health Care Laws, including but not limited to Chapter 400, Florida Statutes, governing home health agencies; Chapter 641, Florida Statues, The Health Maintenance Organization Act; Chapter 465, Florida Statutes, the Florida Pharmacy Act; Sections 499.001 to .081, Florida Statutes, the Florida Drug and Cosmetic Act; Chapter 893, Florida Statutes, the Florida Comprehensive Drug Abuse Prevention and Control Act; Sections 455.236 to .239, Florida Statutes, the Patient Self-Referral Act; Section 627.6699, Florida Statutes, the Employee Health Care Access Act; Sections
         409.026 and 409.912, Florida Statutes, 21 U.S.C. Section 301-392, the Federal Food Drug and Cosmetic Act; 21 U.S.C. Section 821 et seq., the Federal Drug Abuse Act; Section 1128B of the Social Security Act; The Clinical Laboratory Improvement Amendments of 1988; 42 U.S.C. Section 1320a-7b, 42 C.F.R. Part 1001, 42 CFR Chapter IV, Subchapter C; Sections 1876 or 1903 of the Social Security Act; 45 CFR, Part 74; 45 CFR, Part 92; 42 CFR 455.109 Section 306 of the Clean Air Act; 42 U.S.C. Section 1857(h) et seq., Section 508 of the Clean Water Act; 33 U.S.C. Section 1368 et seq., Executive Order 11738 and Environmental Protection Agency regulations; 40 CFR Part 15, Title VI of the Civil Rights Act of 1964; 42 U.S.C. Section 2000 d et seq., Section 504 of the Rehabilitation Act of 1933; 29 U.S.C. Section 7940; Title IX of the Education Amendments of 1972, 20 U.S.C. Section 1681 et seq., the Age Discrimination Act of 1975; 42 U.S.C. Section 6101 et seq.,
         Section 654 of OBRA '81; 42 U.S.C. Section 9849 and the Americans with Disabilities Act of 1990; P.L. 101-336, OBRAs 1986 through 1993, as amended, and any other similar Federal, state or local Regulations.

                 "Lien" means any security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, restriction or interest of another Person of any kind or nature.

                 "Material Adverse Change" means any development or change which has, had or would have a Material Adverse Effect.

                 "Material Adverse Effect" means any circumstances, state of facts or matters which has, or might reasonably be expected to have, a material adverse effect in respect of Gulf Coast's business, operations, properties, assets, condition (financial or otherwise), results, plans, strategies or prospects.

                 "Order" means any decree, judgment, award, order, injunction, rule, consent of or by an Authority.

                 "Person" means any corporation, partnership, joint venture, company, syndicate, organization, association, trust, entity, Authority or natural person.

                 "Proprietary Rights" means any patent, patent application, copyright, trademark, trade name, service mark, service name, trade secret, know-how, confidential information or other intellectual property or proprietary rights.

                 "Regulation" means any law, statute, rule, regulation, ordinance, requirement, announcement or other binding action of or by an Authority.

                 "Subsidiary" means any Person which the Purchaser or Gulf Coast, as the case may be, owns, directly or indirectly, 50% or more of the outstanding stock or other equity interests.

         12.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed, first class certified mail with postage paid or by overnight receipted courier service:

                 (a)      If to the Sellers or Gulf Coast, to:

                          Gulf Coast Pathology Associates, Inc.
                          20 Catalpa Court
                          Fort Myers, Florida 33919
                          Attn:  Richard Fernandez, M.D., President

                          with a copy to:

                          Shackleford, Farrior, Stallings & Evans
                          501 E. Kennedy Boulevard
                          14th Floor
                          Tampa, Florida 33602
                          Attn:  John I. Van Voris, Esq.

                          George C. Kalemeris, M.D., M.B.A.
                          23 Winewood Court
                          Fort Myers, Florida  33919

                          or to such other person or address as the Sellers or Gulf Coast shall furnish by notice to the Purchaser in writing.

                 (b)      If to the Purchaser to:

                          AmeriPath, Inc.
                          800 Cypress Creek Road, Suite 200
                          Fort Lauderdale, Florida  33334
                          Attn:  James C. New, President

                          with a copy to:

                          Greenberg, Traurig, Hoffman,
                             Lipoff, Rosen & Quentel, P.A.
                          515 E. Las Olas Boulevard, Suite 1500
                          Fort Lauderdale, Florida  33301
                          Attn:  Daniel H. Aronson, Esq.

                          or to such other person or address as the Purchaser shall furnish by notice to Sellers in writing.

         12.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign its rights, interests and obligations hereunder to any Affiliate, and may grant Liens or security interests in respect of its rights and interests hereunder, without the prior approval of the Sellers.

         12.6 Governing Law. The Agreement shall be governed by the laws of the State of Florida as to all matters, including but not limited to matters of validity, construction, effect and performance.

         12.7 Consent to Jurisdiction; Service of Process. Gulf Coast and the Sellers hereby irrevocably submit to the jurisdiction of the state or federal courts located in Broward County, Florida in connection with any suit, action or other proceeding arising out of or relating to this Agreement and the transactions contemplated hereby, and hereby agree not to assert, by way of motion, as a defense, or otherwise in any such suit, action or proceeding that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced by such courts.

         12.8 Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled.

         12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         12.10 Headings. The article, section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement (or any provision hereof).


         12.11 Binding Effect. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the signatories to this Agreement and each of their respective successors and permitted assigns.

         12.12 Delays or Omissions; Waiver. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of, or estoppel with respect to, any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions, obligations, covenants, agreements or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

         12.13 Severability. Unless otherwise provided herein, if any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         12.14 Expenses. All fees, costs and expenses (including, without limitation, legal, auditing and accounting fees, costs and expenses) incurred in connection with considering, pursuing, negotiating, documenting or consummating this Agreement and the transactions contemplated hereby shall be borne and paid solely by the party incurring such fees, costs and expenses.

         12.15 Attorneys' Fees. If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover from the losing party all costs in connection with such action, including without limitation reasonable attorneys' fees, expenses and costs incurred at the trial court and all appellate levels.

         IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement the date first hereinabove set forth.


                            PURCHASER:

                            AMERIPATH, INC.,


                            By:  /s/ Robert P. Wynn
                               ----------------------------------------------
                                 Robert P. Wynn, Executive Vice President and
                                 Chief Financial Officer


                            SELLERS:


                              /s/ Richard Fernandez
                            -------------------------------------------------
                            RICHARD FERNANDEZ, M.D.


                              /s/ George Kalemeris
                            -------------------------------------------------
                            GEORGE KALEMERIS, M.D.


                            GULF COAST PATHOLOGY ASSOCIATES,
                            INC. F/K/A FERNANDEZ & KALEMERIS,
                            M.D., P.A.


                            By:  /s/ Richard Fernandez
                               ----------------------------------------------
                                 Richard Fernandez, M.D., President